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Exhibit 22.1

Management Proxy Circular MAGNA INTERNATIONAL INC. Annual Meeting May 9, 2019

DEAR MAGNA SHAREHOLDER,

Despite the political and economic volatility that characterized 2018, Magna had another year of strong financial and operational performance, as well as continued progress in executing the company's long-term strategy. Magna's 2018 Annual Report highlights many of the key milestones achieved during 2018. Through this letter, I want to share with you some of the ways in which the Board, on your behalf, has been carrying out its duties to support and promote Magna's long-term success.

As public company directors, we wear two hats – one as overseer of management, and the other as strategic value partners. In our oversight role, we continue to maintain our focus on effective corporate governance and sustainability practices, strong internal controls and prudent risk management. These elements serve to reinforce the trust and confidence placed in the Board by the company's stakeholders – investors, employees, customers and the communities in which Magna operates. For us, oversight is about promoting a culture in which employees at every level of the company are motivated to do the right things, for the right reasons, in the right ways and with the right long-term goals in mind.

Effective oversight is not static – it has to evolve to address the ever-changing environment in which a company operates. As you read the Circular, including the reports of each Board Committee, you will get a sense of how we have been evolving our oversight efforts – ranging from the Audit Committee's increasing use of data analytics to drive audit effectiveness and efficiency, to the CGCNC's enhanced focus on management succession planning/preparedness and human talent management, to the Technology Committee's efforts related to Magna's agility to seize the opportunities created by the disruptive forces impacting the automotive industry, as well as its resiliency to address disruptive risks.

A board which merely provides oversight cannot support a company in achieving its full competitive potential. We believe that Boards must provide strategic value through regular and constructive, yet independent, engagement with the senior executive team. This requires directors to be extremely well versed in evolving industry trends, and demands that the board devote a significant amount of the agenda to strategic matters. To this end, we have also created a Technology Committee of the board to provide the opportunity for a deeper dive into emerging technologies and markets. We believe that our collective success in delivering strategic value is reflected in Magna's consistent focus on long-term strategic opportunities and threats, the company's efforts to refine its product portfolio, recent business acquisitions, divestitures and joint ventures, as well as the significant investments being made for the long-term in areas such as vehicle electrification and autonomy, in spite of their impact on short-term profit.

The Board itself continues to evolve in order to maximize our effectiveness as your representatives. This year, we have recruited and are nominating Lisa Westlake for the first time. Lisa brings a wealth of expertise in senior executive roles in both finance and talent management and, assuming her election, we will appoint Lisa to the CGCNC where her insights will be particularly helpful as that committee pivots to focus even more of its efforts on talent management and succession.

Our longest serving independent director and Audit Committee Chairman, Lawrence Worrall, is retiring this year as planned. Through his distinguished service since 2005, Lawrence has consistently driven improvements in audit quality, audit efficiency and internal audit effectiveness, as well as enterprise risk management, and his contribution to the Board will be missed. I would like to extend thanks to Lawrence on behalf of the Board, shareholders and employees.

We look forward to your participation and support at Magna's upcoming annual meeting in Markham, Ontario, on May 9, 2019. As always, we welcome your input and feedback throughout the year and invite you to reach out to us on topics of interest or concern to you.

Sincerely,

William L. Young
 Chairman

Proxy Summary

In this summary, we highlight certain information you will find in various parts of the management information circular/proxy statement (the "Circular") which follows. This summary does not contain all of the information that you should consider. Please review the entire Circular carefully before casting your vote.

Business of the Meeting

ITEM	BUSINESS OF THE MEETING	BOARD VOTE RECOMMENDATION	FOR MORE INFORMATION

1	Receive the audited consolidated financial statements and the report of the auditors for the year ended December 31, 2018	N/A	Page 12

2	Vote on electing the directors for the ensuing year	FOR	Page 13

3	Vote on reappointing the auditors and authorizing the directors to set their remuneration	FOR	Page 28

4	Vote on the non-binding advisory resolution to approve the compensation of our named executive officers ("Say on Pay")	FOR	Page 30

5	Vote on the shareholder proposal set forth in the Circular	AGAINST	Page 64

Selected 2018 Financial Results

Proxy Summary       1

Election of Directors – 2019 Nominees

Additional information about the Nominees, including their biographies, skills and compensation can be found starting on page 13 of the Circular.

2       Proxy Summary

Reappointment of Deloitte

Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014 and has audited Magna's consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm's work, evaluates its performance and sets its compensation.

The Audit Committee believes that Deloitte provides value to Magna's shareholders through its methodical, independent challenge to Magna's external financial reporting. Deloitte's audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through pin-pointing audit procedures which reflect Deloitte's understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm's communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte's integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm's insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna's finance teams.

Additional information about Deloitte, including its independence, services and fees can be found starting at page 28 of the Circular.

Compensation Structure

Magna's enhanced compensation framework has been structured to promote effective short- and long-term decision-making through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:

Compensation Framework Feature	Purpose

Minimal fixed compensation	■ Low base salaries and highly variable compensation help create an owner's mindset
 ■      Motivates managers to achieve consistent profitability in order to maintain consistent compensation
■ Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI	■ Promotes entrepreneurialism
 ■      Drives strong managerial focus on lean/efficient operations through effective management of costs
■ Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI	■ ROIC PSUs incent efficient capital allocation and value creation
 ■      rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders
■      Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking
■ Stock options incent absolute TSR growth

No pensions / retirement benefits	■ Reinforces an owner's mindset and incents long-term growth in equity value as a pension-alternative

Significant share maintenance requirement	■ Reinforces an owner's mindset ■ Alignment with shareholders ■ Helps mitigate risk

Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction

Proxy Summary       3

2018 CEO Compensation

Target total direct CEO compensation for 2018 had previously been set by the CGCNC at $19.830 million, unchanged from the 2017 target. Actual total direct CEO compensation was $19.952 million as a result of the company's solid profit performance:

COMPENSATION ELEMENT	AMOUNT ($)	% OF TOTAL

Base Salary	325,000	2%

STI (actual)	7,727,000	38%

LTIs (at target)	11,900,000	60%

Total Direct Compensation	19,952,000

All Other Compensation	121,000	<1%

Total Compensation (as reported)	20,073,000	100%

Total CEO compensation as reported in the Summary Compensation Table in the Circular was approximately 1.4% lower in 2018 than 2017, although the LTIs represent target amounts. As of December 31, 2018, the ROIC PSUs and rTSR PSUs were tracking "at target" payout levels, but have an additional two years in the performance period before actual payouts will be known. Stock options granted in 2018 were "out-of-the-money" as at December 31, 2018, with approximately six years remaining until expiry.

The CGCNC recommends that you consider CEO compensation in the context of company performance over different time periods. The Compensation and Performance Report which starts at page 31 of the Circular presents the CGCNC's perspective. Some of the performance metrics discussed by the CGCNC in that report in the committee's assessment of the alignment between CEO pay and company performance, include:

METRIC	1-YR CHANGE	3-YR CHANGE	5-YR CHANGE

CEO Total Reported Compensation	1%	3%	6%

Relative TSR vs. rTSR Peer Group	80th %ile	80th %ile	60th %ile

Absolute total return – NYSE	18%	20%	23%

There is no single way to assess the alignment between pay and performance, but based on all of the factors highlighted in the Compensation and Performance Report, the CGCNC was satisfied as to such alignment.

A full discussion of our approach to executive compensation can be found starting on page 38 of the Circular.

4       Proxy Summary

Corporate Governance & Sustainability

The highlights of our approach to corporate governance are as follows:

CORPORATE GOVERNANCE OVERVIEW

Active Board engagement in, and approval of strategy	✓	Annual director election; no slate ballots	✓

Broad oversight of risk	✓	Majority voting policy and prompt disclosure of vote results	✓

Strong oversight of management succession planning	✓	Advance Notice By-Law	✓

Active shareholder engagement	✓	Independent Board Chair	✓

Commitment to culture of ethics and compliance	✓	100% of Board Committee members are independent	✓

Diverse range of Nominee skills, expertise and backgrounds	✓	Committees with full authority to retain independent advisors	✓

Diversity statement in Board Charter	✓	Director orientation and continuing education	✓

Director tenure guideline	✓	Rigorous annual Board/Director effectiveness evaluation	✓

Limitation on director interlocks	✓	Equity maintenance requirement and mandatory deferral of director fees creates alignment with shareholders	✓

Annual Say on Pay vote	✓	Anti-hedging restrictions for directors, officers and employees	✓

A full discussion of our approach to corporate governance can be found starting on page 68 of the Circular.

Magna is committed to being a good corporate citizen. For us, this means pursuing our business objectives while respecting our various stakeholders, including shareholders, employees, customers and the communities in which we operate. The steps we have taken in a number of areas, including those below, demonstrate how we apply our approach to sustainability in our business:

  ■
  Environmental Responsibility and Stewardship
  ■
  Fairness and Concern for Employees
  ■
  Corporate Ethics and Compliance
  ■
  Supply Chain Responsibility
  ■
  Giving Back to the Communities in which we Operate

A brief discussion on sustainability at Magna can be found starting on page 81 of the Circular. Our 2019 Annual Information Form / Annual Report on Form 40-F, which was filed in conjunction with the Circular, contains a Sustainability Report describing our activities in each of the above areas.

Proxy Summary       5

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 9, 2019
Time:	10:00 a.m. (Toronto time)
Place:	Hilton Toronto/Markham Suites Conference Centre 8500 Warden Avenue Markham, Ontario Canada

You are receiving this notice of Magna's Annual Meeting of Shareholders (the "Meeting") since you held Magna Common Shares at the close of business on March 22, 2019. You are entitled to vote your shares at the Meeting, which is being held to:

1.	receive Magna's consolidated financial statements and the independent auditors' report thereon for the fiscal year ended December 31, 2018;
2.	elect eleven directors;
3.	reappoint Deloitte LLP as our independent auditors and authorize the Audit Committee to fix the independent auditors' remuneration;
4.	vote, in an advisory, non-binding manner, on Magna's approach to executive compensation ("Say on Pay") described in the accompanying Management Information Circular/Proxy Statement (the "Circular");
5.	vote on the shareholder proposal described in the Circular; and
6.	transact any other business that may properly come before the Meeting.

The Circular relating to the Meeting contains more information on the matters to be addressed at the Meeting. The section of the Circular titled "How to Vote Your Shares" contains detailed information to help you understand how to vote your shares within the applicable time limits. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion.

Magna has elected to use the Notice and Access rules permitted by Canadian securities regulators to deliver the Circular to both our registered and non-registered shareholders. This means that instead of receiving the Circular by mail, shareholders will receive a written notification with instructions on how to access the Circular online, together with a form of proxy or voting instruction form, as applicable. The Circular is available on our website at magna.com, on SEDAR at sedar.com and on EDGAR at sec.gov.

A live webcast of the Meeting will be available through Magna's website at www.magna.com.

By order of the Board of Directors.

March 28, 2019	BASSEM A. SHAKEEL
Aurora, Ontario	Vice-President and Corporate Secretary

Management Information Circular/Proxy Statement

This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Thursday, May 9, 2019 commencing at 10:00 a.m. (Toronto time) at the Hilton Toronto/Markham Suites Conference Centre, 8500 Warden Avenue, Markham, Ontario, Canada.

Voting Information

Record Date	March 22, 2019 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.
Outstanding Shares, Votes and Quorum
As of the Record Date, 323,082,913 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote. A quorum of shareholders is needed to hold the Meeting and transact business. Under our by-laws, quorum means at least two persons holding, or representing by proxy, at least 25% of our outstanding Common Shares.
Principal Shareholders	To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

SHAREHOLDER GROUP	NUMBER OF SHARES	PERCENTAGE OF SHARES

Magna's Directors and Executive Officers (N = 19)	3,173,934	1.0%

Magna Employee Profit Sharing Plans (Canada, U.S., Europe)	20,652,741	6.4%

To the best of our knowledge, all of these shares will be voted FOR the election of directors, the re-appointment of the auditors and the "Say-on-Pay" advisory resolution, and AGAINST the shareholder proposal described in the Circular.
Individual Voting	At the Meeting, shareholders will vote for each nominee for election to the Board, individually. We do not use slate voting.
Majority Voting	We have adopted a majority voting policy which is described under "Corporate Governance" and each nominee for election to the Board has agreed to abide by such policy.
Voting Results	Detailed voting results will be promptly disclosed in a press release issued and filed on the Meeting date.

You may request a paper copy of this Circular, at no cost, up to one year from the date the Circular was filed on SEDAR. You may make such a request at any time prior to or following the Meeting by contacting Broadridge at 1-855-887-2243 (Registered Holders) or 1-877-907-7643 (Non-Registered Holders) and following the instructions. Shareholders who have already signed up for electronic delivery of proxy materials will continue to receive them by e-mail.

8       Voting Information

How To Vote Your Shares

Your Vote Is Important	Your vote is important. This Circular tells you who can vote, what you will be voting on and how to vote. Please read the information below to ensure your shares are properly voted.
Registered vs. Non-Registered Shareholder
How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting – by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholder: You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare representing the shares you hold. If you are a registered shareholder, refer to "How to Vote – Registered Shareholders".

Non-Registered Shareholder: You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Broadridge Canada or Broadridge US, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote – Non-Registered Shareholders".
Proxies Are Being Solicited by Management
Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

Voting Information       9

These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE – REGISTERED SHAREHOLDERS	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may vote either by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are four ways to submit your vote by proxy:

       smartphone       internet       mail       telephone

The form of proxy contains instructions for each of these methods.

If you are voting by smartphone, internet or telephone, you will need the pre-printed Control Number or the QR code, Holder Account Number and Access Number on your form of proxy.

A proxy submitted by mail must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your smartphone, internet or telephone vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 7, 2019. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your smartphone, internet or telephone vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting.

 Appointment of Proxyholder

 Unless you specify a different proxyholder or specify how you want your shares to be voted, the Magna officers whose names are pre-printed on the form of proxy will vote your shares:

 ■      FOR the election to the Magna Board of Directors of all of the nominees named in this Circular;

 ■      FOR the reappointment of Deloitte as Magna's independent auditors and the authorization of the Audit Committee to fix the independent auditors' remuneration;

 ■      FOR the advisory resolution to accept the approach to executive compensation disclosed in this Circular; and

 ■      AGAINST the shareholder proposal set forth in this Circular.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone else as your proxyholder, insert the person's name in the blank space provided on the form of proxy or complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.
If you are a non-registered shareholder, the intermediary holding on your behalf (and not Magna) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are four ways to submit your vote by Voting Instruction Form:

       smartphone       internet       mail       telephone

The Voting Instruction Form contains instructions for each of these methods.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge, you must complete and submit your vote by smartphone, internet, mail or telephone, in accordance with the instructions on the form. We have been advised by Broadridge that, on receipt of a properly completed and submitted form, a form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote is received by no later than any deadline specified by Broadridge, which we expect will be 5:00 p.m. (Toronto time) on May 6, 2019. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your smartphone, internet or telephone vote is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

Additionally, Magna may use Broadridge's QuickVote™ service to assist beneficial shareholders with voting their shares. Broadridge will tabulate the results of all the instructions received and then provides the appropriate instructions respecting the shares to be represented at the Meeting.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described to the left under "How to Vote – Registered Shareholders – Submitting Votes By Proxy".

10       Voting Information

HOW TO VOTE – REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE – NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder (cont'd)

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder decide for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as they see fit.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

 Revoking a Vote Made by Proxy

You have the right to revoke a proxy by ANY of the following methods:

 ■      Vote again by phone, internet or smartphone not later than 5:00 p.m. (Toronto time) on May 7, 2019 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

 ■      Deliver by mail another completed and signed form of proxy, dated later than the first form of proxy, such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on May 7, 2019 (or not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting);

 ■      Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 8, 2019 (or not later than 5:00 p.m. on the last business day prior to the date of the adjourned or postponed Meeting):

                Magna International Inc.
                337 Magna Drive
                Aurora, Ontario, Canada L4G 7K1
                Attention: Corporate Secretary

■ Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chair of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).
Voting in Person

If you have received a Voting Instruction Form from your Canadian intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form or complete the equivalent electronic form online, in each case in accordance with the instructions on the form.

If you have received a Voting Instruction Form from your US intermediary and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions on the form. Your intermediary will send you a legal proxy giving you or your designate the right to attend the meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet or smartphone vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 7,  2019.

If the Meeting is adjourned or postponed, you must ensure that:

 ■      your completed and signed Voting Instruction Form (or equivalent electronic form online) is received by Broadridge Canada or Broadridge US, as applicable, not later than 72 hours (excluding Saturdays, Sundays and holidays) prior to the time of the adjourned or postponed Meeting; or

 ■      your completed and signed proxy form or your smartphone, internet or telephone vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting.

When you arrive at the Meeting, a Computershare representative will register your attendance before you enter the Meeting.

 Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy for any matter on which a vote has not already been cast, you must contact your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

Voting Information       11

Magna's consolidated financial statements for the fiscal year ended December 31, 2018, together with the independent auditors' report on those statements, will be presented at the Meeting. No shareholder vote is required in connection with the financial statements or independent auditors' report. The independent auditors' report on our financial statements for the fiscal year ended December 31, 2018 was unqualified and without reservation. Both of these items are contained in our 2018 Annual Report, which is available on our website at www.magna.com.
Selected financial results for 2018 are found below. However, we encourage shareholders to review our complete financial statements and the independent auditors' report thereon.

12       Business of the Meeting

The Board recommends that you vote FOR each of the 11 nominees.

NOMINEE OVERVIEW
NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENCE(1)	FINANCIAL LITERACY	FINANCIAL EXPERTISE	COMMITTEE MEMBERSHIPS

Scott B. Bonham	57	May 10, 2012	Co-Founder, Intentional Capital and Corporate Director	NI	✓	✓	–

Peter G. Bowie	72	May 10, 2012	Corporate Director	I	✓	✓	Audit

Mary S. Chan	56	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director	I	✓		Technology

Dr. Kurt J. Lauk	72	May 4, 2011	Co-Founder & President, Globe CP GmbH	I	✓	✓	Technology (Chairman)

Robert F. MacLellan	64	May 10, 2018	Chairman, Northleaf Capital Partners and Corporate Director	I	✓	✓	Audit

Cynthia A. Niekamp	59	May 8, 2014	Corporate Director	I	✓	✓	Audit

William A. Ruh	57	May 11, 2017	Chief Executive Officer, Digital Lendlease Group	I	✓		Technology; CGCNC

Dr. Indira V. Samarasekera	66	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director	I	✓		CGCNC

Donald J. Walker	62	November 7, 2005	Chief Executive Officer of Magna	M	✓		–

Lisa S. Westlake	57	New Nominee	Corporate Director	I	✓	✓	–

William L. Young	64	May 4, 2011	Corporate Director	I	✓	✓	CGCNC (Chairman)

Note:

1.
I = Independent; M = Management; NI = Non-Independent, Non-Executive

Business of the Meeting        13

Board Overview

Board's Role

Directors are elected by shareholders to act as stewards of the company. The Board is Magna's highest decision-making body, except to the extent certain rights have been reserved for shareholders under applicable law or Magna's articles of incorporation or by-laws. Among other things, the Board is responsible for appointing our Chief Executive Officer, overseeing Management, shaping and overseeing implementation of our long-term strategy, satisfying itself that material risks are being managed appropriately, reviewing and approving financial statements, establishing our systems of corporate governance and executive compensation, as well as overseeing our corporate culture. In fulfilling their duties, directors are required under applicable law to act in the best interests of the company.

2019 Nomination Process

Nominees for election at the Meeting include ten directors who were elected at our 2018 annual meeting of shareholders (Scott B. Bonham; Peter G. Bowie; Mary S. Chan; Dr. Kurt J. Lauk; Robert F. MacLellan; Cynthia A. Niekamp; William A. Ruh; Dr. Indira V. Samarasekera; Donald J. Walker; and William L. Young) and one candidate (Lisa S. Westlake) who has been nominated for the first time.

One current director who has served on the Board since 2005, Lawrence D. Worrall, is retiring from the Board at the end of his current term, and thus is not standing for re-election at the Meeting. Mr. Worrall's distinguished service on behalf of shareholders includes service as the Chair of the Audit Committee since 2012. Among other things, Mr. Worrall has consistently driven improvements in audit quality, audit efficiency and internal audit effectiveness, as well as enterprise risk management.

In recommending to the Board the nominees who currently serve as directors on our Board, the CGCNC considered a number of factors, including:

  ■
  the nominees' respective skills, expertise and experience, as well as the extent to which the nominees meet the minimum qualifications described above;
  ■
  results of the Board's annual self-assessment process, which incorporates both a self-evaluation and a peer review process;
  ■
  individual voting results from the 2018 annual meeting; and
  ■
  feedback from the Board's independent advisors and others.

Ms. Westlake was put forward as a nominee after completion by the CGCNC of a candidate search which was assisted by the CGCNC's independent advisor. Following review of an updated Board skills matrix, consideration of Magna's strategic priorities and analysis of potential skills gaps in relation to those strategic priorities, the CGCNC sought candidates possessing strategic human asset expertise. The CGCNC believes that Ms. Westlake's deep expertise with human asset management, as well as her financial expertise, make her a compelling candidate for service on Magna's Board.

The CGCNC and the Board are confident that each of the eleven nominees:

  ■
  exceeds the minimum requirements set out in our Board Charter and the Business Corporations Act (Ontario) ("OBCA");
  ■
  has skills, experience and expertise that provide the Board with the necessary insight to effectively carry out its mandate; and
  ■
  will, if elected, provide responsible oversight as a steward of the corporation, including prudent oversight of Management.

Refer to "Nominees for Election to the Board" for detailed information regarding the skills, expertise and other relevant information which you should consider in casting your vote for each nominee.

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR each such nominee.

14       Business of the Meeting

Nominees for Election to the Board

Nominee Skills and Expertise

The CGCNC seeks to recruit candidates who reflect a diversity of skills, experience, perspectives and backgrounds which are relevant to Magna's business. While the specific mix may vary from time to time and alternative categories may be considered in addition to or instead of those below, the following skills matrix lists the types of experience generally sought by the CGCNC and includes each nominee's self-assessed ranking of his or her experience level for each item.

Accounting/Audit: technical expertise with financial statements and financial reporting matters; understanding of critical accounting policies, technical issues relevant to the internal and external audit, as well as internal controls.	➁	➀	➂	➀	➀	➁	➁	➂	➂	➁	➂

Automotive: practical experience with automobile manufacturers or suppliers; solid understanding of industry dynamics on a global or regional basis; knowledge of World Class Manufacturing; or experience in comparable capital-intensive manufacturing industries.	➀	➂	➀	➀	➂	➀	➂	➂	➀	➂	➁

Finance/Financial Advisory: senior financial management roles and/or financial advisory roles; expertise related to capital allocation, capital structure or capital markets.	➀	➀	➂	➁	➀	➀	➁	➂	➀	➀	➁

Governance/Board: sophisticated understanding of corporate governance practices and norms; prior board experience; expertise with stakeholder management or engagement.	➁	➀	➁	➁	➀	➀	➁	➀	➀	➀	➀

High-Growth Markets: a track record of operational success or other experience in markets other than North America and Western Europe, such as China.	➀	➀	➀	➀	➂	➀	➁	➁	➀	➀	➂

Large Cap Company: board, management and/or other applicable experience with companies that have a market capitalization in excess of $10 billion.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Legal/Regulatory/Public Policy: experience with legal and regulatory compliance oversight; experience in relevant areas of government or public policy.	➂	➁	➂	➁	➁	➂	➀	➀	➁	➁	➁

Mergers & Acquisitions ("M&A"): management or board-level experience with complex M&A in different industries and/or different geographic regions.	➁	➀	➁	➀	➀	➀	➁	➁	➀	➀	➀

R&D/Innovation/Technology: domain expertise and skill in technology/innovation; practical experience with technological transformation and disruption.	➀	➂	➀	➀	➂	➁	➀	➀	➀	➁	➂

Risk Oversight: practical expertise in risk governance, including enterprise risk management frameworks; knowledge/understanding of risk monitoring and mitigation.	➁	➀	➁	➁	➀	➁	➀	➁	➀	➀	➁

Senior/Executive Leadership: demonstrated track record of leadership, mature judgment, operating success and value creation in complex organizations and/or in progressively challenging roles.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Strategy Development: board, senior management and/or other experience in strategy development, analysis or oversight.	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀	➀

Talent Management/Compensation: hands-on experience developing, managing, compensating and motivating employees.	➂	➀	➀	➂	➀	➀	➀	➁	➀	➀	➁

Ranking Legend

➀
Significant expertise/experience

➁
Strong familiarity

➂
General understanding

Business of the Meeting        15

Nominee Independence

Nine out of eleven, or 82%, of the nominees for election at the Meeting are independent. A summary of the independence determination for each nominee is set forth below:

NOMINEE	INDEPENDENT	NON- INDEPENDENT	BASIS FOR DETERMINATION

Scott B. Bonham(1)		✓	Consultant to Magna

Peter G. Bowie	✓		No material relationship

Mary S. Chan	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Robert F. MacLellan	✓		No material relationship

Cynthia A. Niekamp	✓		No material relationship

William A. Ruh	✓		No material relationship

Dr. Indira V. Samarasekera	✓		No material relationship

Donald J. Walker		✓	Management

Lisa S. Westlake	✓		No material relationship

William L. Young	✓		No material relationship

Note:

1.
Mr. Bonham has been determined to be a non-independent, non-executive director as a result of his consulting relationship, the terms of which are described under "Interests of Management and Other Insiders in Certain Transactions" elsewhere in this Circular.

Nominees' Meeting Attendance

Directors are expected to attend all Board meetings, as well as all meetings of standing Committees on which they serve, and are welcome to attend any other Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the first year of a director's tenure, and also where meetings are called on short notice. Our Board Charter requires Directors to attend a minimum of 75% of regularly scheduled Board and applicable standing Committee meetings, except where an absence is due to medical or other valid reason. One nominee, Robert F. MacLellan, could not attend one Board and one Audit Committee meeting in his first year on the Board due to an unresolvable scheduling conflict that pre-dated his election to the Board. The conflict was known to Magna's Chairman at the time Mr. MacLellan was first nominated in 2018 and the minimum attendance requirement was waived for Mr. MacLellan in 2018. The nominees currently serving on the Board achieved 96% attendance at all Board and applicable Committee meetings (in aggregate), as set forth below.

	BOARD		AUDIT(1)		CGCNC(1)		EROC(1)(2)		TECHNOLOGY(1)		TOTAL

NOMINEE	#	%	#	%	#	%	#	%	#	%	#	%

Scott B. Bonham	7/7	100	–	–	–	–	–	–	–	–	7/7	100

Peter G. Bowie	7/7	100	5/5	100	–	–	–	–	–	–	12/12	100

Mary S. Chan	7/7	100	–	–	–	–	1/1	100	3/3	100	11/11	100

Dr. Kurt J. Lauk	7/7	100	2/2	100					3/3	100	12/12	100

Robert F. MacLellan(3)	2/3	67	1/2	50	–	–	–	–	–	–	3/5	60

Cynthia A. Niekamp	7/7	100	3/3	100	–	–	1/1	100	–	–	11/11	100

William A. Ruh	7/7	100	2/2	100	2/2	100	–	–	3/3	100	14/14	100

Dr. Indira V. Samarasekera	7/7	100	–	–	8/8	100	–	–	–	–	15/15	100

Donald J. Walker	7/7	100	–	–	–	–	–	–	–	–	7/7	100

William L. Young	7/7	100	–	–	8/8	100	–	–	–	–	15/15	100

Notes:

1.
Attendance figures for Audit, CGCNC, EROC and Technology include only those directors who served as members of such committees during 2018.

2.
The EROC was wound-down effective as of March 31, 2018.

3.
Mr. MacLellan was elected to the Board on May 10, 2018.

16       Business of the Meeting

2018 Annual Meeting Vote Results

Each of the nominees standing for re-election received a substantial majority of votes "for" his or her election at our 2018 annual meeting of shareholders, as set forth in the table below.

	2018

NOMINEE	VOTES FOR (%)	VOTES WITHHELD (%)

Scott B. Bonham	99.9	0.1

Peter G. Bowie	99.8	0.2

Mary S. Chan	99.8	0.2

Dr. Kurt J. Lauk	99.9	0.1

Robert F. MacLellan	99.8	0.2

Cynthia A. Niekamp	99.9	0.1

William A. Ruh	99.9	0.1

Dr. Indira V. Samarasekera	99.6	0.4

Donald J. Walker	99.9	0.1

William L. Young	99.4	0.6

Nominees' Equity Ownership

We believe it is important that each Independent Director be economically aligned with shareholders. We try to achieve such alignment in two principal ways:

  ■
  Equity Maintenance Requirement: Each Independent Director other than the Board Chair is required to hold a minimum of $750,000 of Magna Common Shares and/or Deferred Share Units ("DSUs") within five years of joining the Board. The Board Chair is required to hold a minimum of $1,500,000 of Magna Common Shares and/or DSUs within three years of becoming Chair.

  ■
  Mandatory Deferral of Compensation: Until the equity maintenance requirement has been achieved, a minimum of 60% of the Independent Director annual retainer is paid in the form of DSUs. Once an Independent Director has achieved the minimum equity maintenance requirement, a minimum of 40% is automatically deferred in the form of DSUs, subject to the director's election to defer a greater amount. DSUs are notional units, the value of which is tied to the market value of our Common Shares. The value represented by an Independent Director's DSUs can only be realized following his or her departure from the Board and remains "at risk" until that time.

Each of Magna's nominees is in compliance with the minimum equity maintenance requirement and many exceed it. New directors are entitled to a five year period in which to accumulate the minimum required value of Common Shares and/or DSUs.

The eleven nominees held Magna Common Shares and/or DSUs with the following total value, as of the Record Date:

NOMINEE	COMMON SHARES (#)	DSUS (#)	TOTAL EQUITY "AT RISK"(1) ($)	EQUITY MAINTENANCE REQUIREMENT

Scott B. Bonham	–	55,403	2,629,000	Exceeds

Peter G. Bowie	7,000	44,144	2,427,000	Exceeds

Mary S. Chan	–	7,880	374,000	Complies

Dr. Kurt J. Lauk	110	30,301	1,443,000	Exceeds

Robert F. MacLellan	–	3,917	186,000	Complies

Cynthia A. Niekamp	6,600	9,573	767,000	Exceeds

William A. Ruh	–	9,281	440,000	Complies

Dr. Indira V. Samarasekera	–	27,820	1,320,000	Exceeds

Donald J. Walker	1,944,075	NIL	92,265,000	Exceeds

Lisa S. Westlake	2,000	NIL	95,000	New Nominee

William L. Young	1,860	100,464	4,855,000	Exceeds

Note:

1.
In calculating the value of total equity at risk, we have used the closing price of Magna Common Shares on the NYSE on the Record Date.

Business of the Meeting        17

Biographies of 2019 Nominees

Scott B. Bonham MBA	NON-INDEPENDENT NON-EXECUTIVE

California, U.S.A. Age: 57 Tenure: ~7

 Committees:
        ▪        None

 Other Current Public Company Boards:
        ▪        Bank of Nova Scotia (Audit; Corporate Governance)
        ▪        Loblaw Companies Limited (Audit)

 Total 2018 Compensation:
$822,000
Equity-at-risk (Record Date):
$2,629,000

Mr. Bonham brings to the Board a technology/innovation-centred perspective which reflects his deep understanding of the long-term value creation potential possessed by some of the world's most innovative companies.

Mr. Bonham is a corporate director and the Co-Founder of Intentional Capital, a privately-held real estate investment management company that manages properties serving Canadian entrepreneurs and start-up companies. He also co-founded GGV Capital, an expansion-stage venture capital firm, where he served as a Partner (2000-2011), and as a Venture Partner (2011-2015). Mr. Bonham previously served in various roles with the Capital Group Companies (1996-2000), Silicon Graphics (1992-1996), Booz, Allen & Hamilton (1989-1992) and General Motors of Canada. He is currently a board member of innovation-related not-for-profits including the Vector Institute and the Canadian Institute for Advanced Research. Mr. Bonham has a B.Sc in electrical engineering (Queen's) and an MBA (Harvard).

Together with Dr. Indira Samarasekera, Mr. Bonham serves as a director of the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2018 represented less than 0.01% of the bank's 2018 revenues and are not material to Magna or the bank. In addition, Mr. Bonham, together with Mr. Young, serves as a director of CIFAR, a Canadian-based institute for advanced research and study. Effective January 1, 2018, Mr. Bonham became a consultant to the company. Refer to "Interests of Management and Other Insiders in Certain Transactions" for terms of his consulting arrangement.

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ High-Growth Markets ▪ Large Cap Company	▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Peter G. Bowie FCA, MBA	INDEPENDENT

Ontario, Canada Age: 72 Tenure: ~7

 Committees:
        ▪        Audit

 Other Current Public Company Boards:
        ▪        Stelco Holdings Inc. (Audit (Chair))

 Total 2018 Compensation:
$239,000
Equity-at-risk (Record Date):
$2,427,000

Mr. Bowie brings to the Board financial expertise, a dedication to Audit Committee excellence, a strong understanding of strategy and risk, as well as detailed insight of political and economic dynamics within China.

Mr. Bowie is a corporate director who previously served as the Chief Executive of Deloitte China from 2003 to 2008, as well as senior partner and a member of the board and the management committee of Deloitte China until his retirement from the firm in 2010. Mr. Bowie was also previously Chairman of Deloitte Canada (1998-2000), a member of the firm's management committee and a member of the board and governance committees of Deloitte International. He is a past member of the board of the Asian Corporate Governance Association and has served on a variety of boards in the private and non-governmental organization sectors. Together with Dr. Samarasekera, Mr. Bowie currently serves as a director of Stelco Holdings Inc., Mr. Bowie has a B.Comm (St. Mary's), as well as an MBA (Ottawa) and has received an honorary doctorate (Ottawa). Mr. Bowie completed the Advanced Management Program (Harvard) and is a Fellow of the Institute of Chartered Accountants of Ontario, as well as the Australian Institute of Corporate Directors. In 2018, Mr. Bowie completed the Certificate of Artificial Intelligence Implications for Business Strategy (MIT Sloan School of Business) and also received the Association of International Certified Professional Accountants' certifications related to Cybersecurity Fundamentals for finance and accounting professionals and cybersecurity risk management. He previously served on the board of COSCO Holding Company Ltd.

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

18       Business of the Meeting

Mary S. Chan MSc	INDEPENDENT

New Jersey, U.S.A. Age: 56 Tenure: 1+

 Committees:
        ▪        Technology

 Other Current Public Company Boards:
        ▪        Dialog Semiconductor PLC (Nominating; Compensation)
        ▪        SBA Communications Corporation (Audit; Nomination/Governance)
        ▪        Microelectronics Technology Inc. (Audit)

 Total 2018 Compensation:
$234,000
Equity-at-risk (Record Date):
$374,000

Ms. Chan brings to the Board extensive experience in connected cars, autonomous and semi-autonomous vehicles, as well as demonstrated executive leadership success in the mobility communications infrastructure, products and services industry.

Ms. Chan has been a managing partner of VectoIQ LLP (since 2015), an advisory firm that partners with organizations participating in the transition towards mobility as a service and an autonomous vehicle society. Prior to joining VectoIQ, she served as President, Global Connected Consumer & OnStar Service of General
Motors Company (2012-2015), where she was responsible for building the next generation of connected vehicle product and services. At GM, Ms. Chan led the industry-first launch of 4G LTE connectivity across GM's global brands in the U.S., China, Europe and Mexico. Ms. Chan was also previously Senior VP & General Manager, Enterprise Mobility Solutions & Services, Dell Inc. (2009-2012), and had progressive executive roles, including Executive VP Wireless Network Business Unit, at Alcatel-Lucent Inc. (1996-2009). Ms. Chan holds B.Sc. and M.Sc. degrees in Electrical Engineering (Columbia).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ High-Growth Markets ▪ Large Cap Company ▪ R&D/Innovation/Technology	▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Dr. Kurt J. Lauk MBA, PhD	INDEPENDENT	Chairman of the Technology Committee

Baden-Württemberg, Germany Age: 72 Tenure: ~8

 Committees:
        ▪        Technology

 Other Current Public Company Boards:
        ▪        None

 Total 2018 Compensation:
$275,000
Equity-at-risk (Record Date):
$1,443,000

Dr. Lauk brings to the Board valuable insights regarding the European automotive industry and the global activities of European OEMs and suppliers, together with a focus on long-term strategy and a strong understanding of technology/innovation both within and outside the automotive industry.

Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm established in 2000. His varied experience includes service as a Member of European Parliament (2004-2009), including as a Member of Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). He currently serves as a Trustee of the International Institute for Strategic Studies in London and is an honorary professor with a chair for international studies at the European Business School in Reichartshausen, Germany. Dr. Lauk possesses both a PhD in international politics (Kiel), as well as an MBA (Stanford).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Automotive ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Business of the Meeting        19

Robert F. MacLellan CPA, MBA	INDEPENDENT

Ontario, Canada Age: 64 Tenure: 1

 Committees:
        ▪        Audit

 Other Current Public Company Boards:
        ▪        T. Rowe Price Group, Inc. (Compensation (Chair); Audit)

 Total 2018 Compensation:
$135,000
Equity-at-risk (Record Date):
$186,000

Mr. MacLellan brings to the Board significant financial and accounting acumen, a track record of executive leadership success, blue-chip board experience and the perspective of the institutional investment community.

Mr. MacLellan serves as the non-executive Chairman of Northleaf Capital Partners, an independent global equity and infrastructure fund manager and advisor (since 2009), prior to which he was the Chief Investment Officer of TD Bank Financial Group (TDBFG) (2003-2008) where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds and TD Capital Group. He served in various other capacities with TDBFG (1995-2003). Prior boards include WIND Mobile Group, ACE Aviation Holdings Inc., Birch Hill Equity Partners and Maple Leaf Sports and Entertainment Ltd. Mr. MacLellan is currently Chairman of the Board of Right to Play International, an organization that uses sport and play to empower and educate youth. He is a Chartered Accountant and has a B.Comm. (Carleton) and an MBA (Harvard).

Mr. MacLellan serves as an independent director of T. Rowe Price Group, Inc., which is Magna's largest shareholder, with over 8% of our outstanding shares as of the Record Date. As an independent director of T. Rowe Price, Mr. MacLellan has no involvement in portfolio investment decisions.

* Mr. MacLellan was elected to the Board on May 10, 2018 and missed one Board meeting and one Audit Committee meeting due to an unresolvable scheduling conflict that pre-dated his election to the Board. This conflict was known to and waived by Magna's chairman at the time Mr. MacLellan was first nominated in 2018.

60%*	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Accounting/Audit ▪ Finance/Financial Advisory ▪ Governance/Board ▪ Large Cap Company ▪ M&A	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Cynthia A. Niekamp MBA	INDEPENDENT

Michigan, U.S.A. Age: 59 Tenure: 5

 Committees:
        ▪        Audit

 Other Current Public Company Boards:
        ▪        Ball Corporation (Human Resources; Finance)

 Total 2018 Compensation:
$222,000
Equity-at-risk (Record Date):
$767,000

Ms. Niekamp brings to the Board extensive senior management and board experience within the global automotive parts industry, including through executive-level general management, P&L, operational, strategy and finance roles.

Ms. Niekamp is a corporate director who most recently served as the Senior Vice-President, Automotive Coatings, of PPG Industries, Inc. She possesses over 30 years of automotive and other industrial manufacturing experience through her prior roles at PPG (2009-2016); BorgWarner, where she served as
President & General Manager, BorgWarner Torq Transfer Systems (2004-2008); MeadWestvaco Corporation (1995-2004); TRW (1990-1995); and General Motors (1983-1990). Ms. Niekamp, a National Association of Corporate Directors fellow, serves on the advisory board of Purdue University School of Industrial Engineering and previously served on the boards of Rockwood Holdings, Delphi Corp. and Cooper Tire and Rubber, as well as Berkshire Applied Technology Council. Ms. Niekamp has a B.Sc. in industrial engineering (Purdue), as well as an MBA (Harvard).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company	▪ M&A ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

20       Business of the Meeting

William A. Ruh MSc	INDEPENDENT

New South Wales, Australia Age: 57 Tenure: ~2

 Committees:
        ▪        CGCNC
        ▪        Technology

 Other Current Public Company Boards:
        ▪        None

 Total 2018 Compensation:
$264,000
Equity-at-risk (Record Date):
$440,000

Mr. Ruh brings to the Board a track record of success in managing the digital transformation of a large industrial company. He also possesses a wealth of expertise in advanced software and industrial internet solutions, including cloud-based platforms, analytics, and information technology/cybersecurity, developed over the course of a thirty year career in the software industry.

Mr. Ruh is the Chief Executive Officer, Digital of Lendlease Group, an international property and infrastructure group. Prior to joining Lendlease, he served as the chief executive officer for GE Digital as well as the senior vice president and Chief Digital Officer (CDO) for GE (2011-2018). Other pervious roles included executive roles at: Cisco Systems, Inc. (2004-2011)
where he held global responsibility for developing advanced services and solutions; Software AG, Inc. (2001-2004); and The Advisory Board Company (2000-2001), among others. In addition to his executive management roles, Mr. Ruh played an instrumental role in establishing the Industrial Internet Consortium by bringing together government, academia and industry leaders to establish standards, best practices and processes for the industrial internet.

Mr. Ruh is an author and a speaker on such topics as emerging business models, cloud computing, analytics, mobile computing, agile development, large scale distributed systems, and machine to machine communications. He has a B.Sc. and M.Sc. in computer science from (California State).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Large Cap Company ▪ Legal/Regulatory/Public Policy ▪ R&D/Innovation/Technology	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

Dr. Indira V. Samarasekera PhD, PEng	INDEPENDENT

British Columbia, Canada Age: 66 Tenure: ~5

 Committees:
        ▪        CGCNC

 Other Current Public Company Boards:
        ▪        Bank of Nova Scotia (Human Resources; Corporate Governance)
        ▪        TransCanada Corporation (Audit; Governance)
        ▪        Stelco Holdings Inc.

 Total 2018 Compensation:
$258,000
Equity-at-risk (Record Date):
$1,320,000

Dr. Samarasekera brings to the Board a proven record of technical expertise, demonstrated leadership, tangible success in building international relationships and a long-standing commitment to R&D/innovation.

Dr. Samarasekera is a corporate director and Senior Advisor at Bennett Jones, LLP. Dr. Samarasekera served as the President and Vice-Chancellor of the University of Alberta from (2005-2015). She is internationally recognized as a leading metallurgical engineer, including for her work on steel process engineering for which she was appointed an Officer of the Order of Canada. Among other things, Dr. Samarasekera was previously a member of Canada's Science, Technology and
Innovation Council as well as Canada's Global Commerce Strategy. She possesses an M.Sc in mechanical engineering (California), as well as a PhD in metallurgical engineering (British Columbia) and is a professional engineer (P.Eng. – British Columbia) who has been elected as a Foreign Associate of the National Academy of Engineering in the U.S.

Together with Mr. Scott Bonham, Dr. Samarasekera serves as a director at the Bank of Nova Scotia, which provides routine banking services to Magna. Magna's fees to the Bank of Nova Scotia in 2018 represented less than 0.01% of the bank's 2018 revenues and are not material to Magna or the bank. In addition, Dr. Samarasekera currently serves on the Stelco Holdings Inc. board with Mr. Bowie.

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Governance/Board ▪ Large Cap Company ▪ Legal/Regulatory/Public Policy	▪ R&D/Innovation/Technology ▪ Senior/Executive Leadership ▪ Strategy Development

Business of the Meeting        21

Donald J. Walker PEng	MANAGEMENT	Chief Executive Officer

Ontario, Canada Age: 62 Tenure: ~13

 Committees:
        ▪        None

 Other Current Public Company Boards:
        ▪        None

 Total 2018 Compensation:
$20,073,000
Equity-at-risk (Record Date):
$92,265,000

Mr. Walker, Magna's Chief Executive Officer, is Management's sole representative on the Board. He brings extensive knowledge and understanding of the automotive industry, as well as the company's culture, operations, key personnel, customers, suppliers and the complex drivers of its success. He has demonstrated a commitment to transparent and effective leadership, responsiveness to the Board and integrity in all aspects of the company's business, while pushing the organization to reach its full potential through World Class Manufacturing, innovation and leadership development. Mr. Walker continues to actively shape Magna's strategic vision and mission in conjunction with the Board, with an unwavering focus on excellence in execution/implementation and legal/regulatory compliance, as well as prudence in stewardship over the company's assets, employees, reputation and value. Mr. Walker was Canada's 2014 Outstanding CEO of the Year™. He was also named to Fortune Magazine's Businessperson of the Year list in 2015; Financial Post Magazine's 2016 Power List of 25 Most
Influential Individuals; Canadian Business Magazine's 2016 ranking of Canada's Most Powerful Business People; and Motor Trend Magazine's 2017 Power List. In addition, Mr. Walker was named Toronto Star's Top 5 Newsmakers to watch in 2017. Mr Walker was also recognized by the Glassdoor Employees' Choice Award as one of the Top CEO's in Canada in both 2017 and 2018 and in 2018, was selected as one of the Automotive News All-Stars.

Mr. Walker previously served as Magna's Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and Chairman of Intier Automotive Inc. (2001-2005), spent seven years at General Motors in various engineering and manufacturing positions. He is currently the Chair of the Canadian Automotive Partnership Council (CAPC), which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is a professional engineer (P.Eng. – Ontario) with a B.Sc in mechanical engineering (Waterloo).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Automotive ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company ▪ M&A	▪ R&D/Innovation/Technology ▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

22       Business of the Meeting

Lisa S. Westlake MBA	INDEPENDENT

New Jersey, U.S.A. Age: 57 New Nominee

 Committees:
        ▪        CGCNC (if elected)

 Other Current Public Company Boards:
        ▪        None

 Total 2018 Compensation:
N/A – New Nominee
Equity-at-risk (Record Date):
$95,000

Ms. Westlake brings to the Board extensive global experience in both human resources and finance, as well as an established reputation for her leadership abilities in organizational transformations, leveraging technology to drive innovation, stakeholder and crisis management, as well as enterprise risk management. Ms. Westlake most recently served as the Chief Human Resources Officer of global information and analytics services firm, IHS Markit Ltd. (2017-2018), prior to which she served in a range of senior human resources and finance roles with Moody's Corporation, including Chief Human Resources Officer (2008-2017), Vice-President, Investor Rela- tions (2006-2008) and Managing Director, Finance (2004-2006). In a career which spans nearly 35 years, Ms. Westlake also had a range of Financial Officer and other senior roles at: American Express Company (1996-2003); The Dun & Bradstreet Corporation (1989-1995); and Lehman Brothers (1984-1987). Ms. Westlake has a B.A. in biochemistry (Dartmouth), as well as an MBA (Columbia).

NEW NOMINEE

Significant expertise/experience: ▪ Finance/Financial Advisory ▪ Governance/Board ▪ High-Growth Markets ▪ Large Cap Company ▪ M&A	▪ Risk Oversight ▪ Senior/Executive Leadership ▪ Strategy Development ▪ Talent Management/Compensation

William L. Young MBA, PEng	INDEPENDENT	Chairman of the Board Chairman of the CGCNC

Massachusetts, U.S.A. Age: 64 Tenure: ~8

 Committees:
        ▪        CGCNC

 Other Current Public Company Boards*:
        ▪        Intact Financial Corporation

 Total 2018 Compensation:
$500,000
Equity-at-risk (Record Date):
$4,855,000

*  Mr. Young was a director of Pharmetics (2011) Inc., a private company, until he resigned in connection with the sale of Pharmetics in September 2017. Approximately five months after the sale, in February 2018, Pharmetics filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) and was subsequently declared bankrupt as of March 16, 2018.

Mr. Young, the Chairman of the Board (since 2012), brings to the Board an inclusive, consensus-building leadership style, anchored by strong business acumen developed across a broad range of businesses and industries. He has been highly effective in cultivating a constructive but independent relationship with Management, as well as open, candid dialogue with shareholders and shareholder representative organizations. In his capacity as Chairman of the CGCNC, Mr. Young has been instrumental in the evolution of Magna's unique compensation structure in a manner which reasonably preserves its core elements while responsively addressing constructive feedback received from shareholders and others.

Mr. Young is a corporate director with extensive experience in private equity. He co-founded and was a partner of Monitor Clipper Partners, a private equity firm estab-
lished in 1998. He is also a founding partner of Westbourne Management Group (since 1988). Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He currently serves on the boards of the Canadian Institute for Advanced Research, as well as the Canadian Partnership Against Cancer. In addition, Mr. Young serves, together with Mr. Bonham, as a director of CIFAR, a Canadian-based institute for advanced research and study. Mr. Young is Chair Emeritus of the Board of Trustees of Queen's University (Kingston, Ontario) (which he chaired from 2006 to 2012) and has significant private company board and board leadership experience over the last 20 years, including a number of European and U.S.-based companies. Mr. Young is a professional engineer (P.Eng. – Ontario) with a B.Sc in chemical engineering (Queen's) and an MBA (Harvard).

100%	>99%
2018 MEETING ATTENDANCE	2018 ANNUAL MEETING VOTING RESULT

Significant expertise/experience: ▪ Governance/Board ▪ Large Cap Company ▪ M&A	▪ Senior Leadership ▪ Strategy Development

Business of the Meeting        23

Director Compensation

Objectives of Director Compensation

We have structured the compensation for our Independent Directors with the aim of attracting and retaining skilled independent directors and aligning their interests with the interests of our long-term shareholders. To accomplish these objectives, we believe that such compensation must be competitive with that paid by our S&P/TSX60 peer companies, as well as the global automotive and industrial peers in our executive compensation peer group. Additionally, we believe that a significant portion of such compensation must be deferred until departure from the Board, thus tying the redemption value to the market value of our Common Shares and placing it "at risk" to align the interests of Independent Directors with those of shareholders. Management directors do not receive any compensation for serving as directors.

Compensation Structure

We compensate Independent Directors through a combination of:

  ■
  Annual Retainer: Independent Directors are paid an annual retainer of $150,000, of which $90,000 (60%) is automatically deferred in the form of DSUs and $60,000 (40%) is paid in cash. In addition to the portion automatically deferred in the form of DSUs, Independent Directors may defer up to 100% of their cash compensation in the form of DSUs. Once an Independent Director has achieved the minimum equity maintenance requirement ($750,000 over five years), a minimum of $60,000 (40%) is automatically deferred in the form of DSUs, subject to the director's election to defer a greater amount.

  ■
  Board Chair Retainer: The Chair is paid a flat annual retainer of $500,000 for all work performed in any capacity other than as a special committee chair. Of such amount, $300,000 (60%) is automatically deferred in the form of DSUs and $200,000 (40%) is paid in cash, subject to the Chair's election to defer up to 100% of his or her cash compensation in the form of DSUs. Once the Board Chair has achieved the minimum equity maintenance requirement ($1,500,000 over three years), a minimum of $200,000 (40%) is automatically deferred in the form of DSUs, subject to the Board Chair's election to defer a greater amount.

  ■
  Committee Chair and Committee Member Retainers: In recognition of the additional workload of our Committee Chairs and Committee members, additional retainers are paid to each Independent Director acting in any such capacity. These retainers are set at $25,000 for each standing Board Committee. In the case of special committees which may be formed from time to time, the retainer is set at $25,000, unless otherwise determined by the Board. Committee Chair retainers are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

  ■
  Meeting and Work Fees: Meeting and work fees are intended to compensate Independent Directors based on their respective contributions of time and effort to Magna matters. The amounts of these fees are listed in the fee schedule below and are payable in cash, subject to an Independent Director's election to defer up to 100% of his or her cash compensation in the form of DSUs.

The CGCNC has responsibility for reviewing Independent Director compensation and typically reviews it approximately every two years, with the last such review in 2017.

24       Business of the Meeting

The current schedule of retainers and fees payable to our Independent Directors is set forth below. No changes were made to the fee schedule in 2018.

RETAINER/FEE TYPE	AMOUNT ($)

Comprehensive Board Chair annual retainer	500,000

Independent Director annual retainer	150,000

Committee member annual retainer	25,000

Additional Committee Chair annual retainer

Audit	25,000

CGCNC	25,000

Technology Committee	25,000

Special Committees (unless otherwise determined by the Board)	25,000

Per meeting fee	2,000

Written resolution	400

Additional services (per day)	4,000

Travel days (per day)	4,000

2018 Independent Directors' Compensation

The following table sets forth a summary of the compensation earned by all individuals who served as Independent Directors during the year ended December 31, 2018.

	FEES EARNED(1)		SHARE- BASED AWARDS(2)

NAME	($)	% OF FEES	($)	% OF FEES	OPTION- BASED AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER(3) ($)		TOTAL ($)

Scott B. Bonham	NIL	–	150,000	100	NIL	NIL	NIL	672,000	(3)	822,000

Peter G. Bowie	NIL	–	239,000	100	NIL	NIL	NIL	NIL		239,000

Mary S. Chan	NIL	–	234,000	100	NIL	NIL	NIL	NIL		234,000

Dr. Kurt J. Lauk	215,000	78	60,000	22	NIL	NIL	NIL	NIL		275,000

Robert F. MacLellan(4)	NIL	–	135,000	100	NIL	NIL	NIL	NIL		135,000

Cynthia A. Niekamp	132,000	59	90,000	41	NIL	NIL	NIL	NIL		222,000

William A. Ruh	NIL	–	264,000	100	NIL	NIL	NIL	NIL		264,000

Dr. Indira V. Samarasekera	NIL	–	258,000	100	NIL	NIL	NIL	NIL		258,000

Lawrence D. Worrall	200,000	77	60,000	23	NIL	NIL	NIL	NIL		260,000

William L. Young	NIL	–	500,000	100	NIL	NIL	NIL	NIL		500,000

Lady Barbara Judge(5)	NIL	–	122,000	100	NIL	NIL	NIL	NIL		122,000

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees deferred in the form of DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
Mr. Bonham provides consulting services to Magna for a fee of $56,000 per month, as described under "Interests of Management and Other Insiders in Certain Transactions."

4.
Mr. MacLellan was elected to the Board on May 10, 2018.

5.
Lady Judge retired from the Board on May 10, 2018.

Business of the Meeting        25

Deferred Share Units

Mandatory Deferral Creates Alignment With Shareholders

We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the retainers and fees that are deferred in the form of DSUs. In addition to the 60% of the annual retainer that is automatically deferred, each Independent Director may annually elect to defer up to 100% (in increments of 10%) of his or her total annual cash compensation from Magna (including Board and Committee retainers, meeting attendance fees, work and travel day payments and written resolution fees). Once the minimum equity maintenance requirement has been met, 40% of the annual retainer is automatically deferred in the form of DSUs, subject to an Independent Director's election to defer a greater proportion. All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan. Amounts deferred under the DSU Plan cannot be redeemed until an Independent Director's departure from the Board. The mandatory deferral aims to align the interests of Independent Directors with those of shareholders.

DSU Value is "At Risk"

DSUs are notional stock units. The value of a DSU increases or decreases in relation to the NYSE market price of one Magna Common Share and dividend equivalents are credited in the form of additional DSUs at the same times and in the same amounts as dividends that are declared and paid on our Common Shares. Upon an Independent Director's departure from the Board, we will deliver Magna Common Shares equal to the number of whole DSUs credited to the Independent Director in satisfaction of the redemption value of the DSUs.

Outstanding Share-Based Awards

The following table sets forth outstanding share-based awards (DSUs) for all individuals who served as Independent Directors during the year ended December 31, 2018:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS ($)	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET OR PAYOUT VALUE OF SHARE- BASED AWARDS THAT HAVE NOT VESTED ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED(1) ($)

Scott B. Bonham	NIL	NIL	NIL	NIL	NIL	NIL	2,462,000

Peter G. Bowie	NIL	NIL	NIL	NIL	NIL	NIL	1,948,000

Mary S. Chan	NIL	NIL	NIL	NIL	NIL	NIL	312,000

Dr. Kurt J. Lauk	NIL	NIL	NIL	NIL	NIL	NIL	1,352,000

Robert F. MacLellan	NIL	NIL	NIL	NIL	NIL	NIL	133,000

Cynthia A. Niekamp	NIL	NIL	NIL	NIL	NIL	NIL	417,000

William A. Ruh	NIL	NIL	NIL	NIL	NIL	NIL	369,000

Dr. Indira V. Samarasekera	NIL	NIL	NIL	NIL	NIL	NIL	1,211,000

Lawrence D. Worrall	NIL	NIL	NIL	NIL	NIL	NIL	2,524,000

William L. Young	NIL	NIL	NIL	NIL	NIL	NIL	4,445,000

Lady Barbara Judge(2)	NIL	NIL	NIL	NIL	NIL	NIL	NIL

Notes:

1.
Represents the value of Independent Directors' aggregate DSU balance, which includes dividends credited in the form of additional DSUs, based on the closing price of Magna Common Shares on the NYSE on December 31, 2018.

2.
Lady Judge retired from the Board on May 10, 2018 and redeemed all outstanding DSUs prior to December 31, 2018.

26       Business of the Meeting

Incentive Plan-Awards – Value Vested During the Year

The values of option-based and share-based awards (DSUs) which vested in the year ended December 31, 2018 are set forth below in respect of each of our Independent Directors:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR ($)

Scott B. Bonham	NIL	219,000	NIL

Peter G. Bowie	NIL	292,000	NIL

Mary S. Chan	NIL	241,000	NIL

Dr. Kurt J. Lauk	NIL	98,000	NIL

Robert F. MacLellan	NIL	137,000	NIL

Cynthia A. Niekamp	NIL	101,000	NIL

William A. Ruh	NIL	272,000	NIL

Dr. Indira V. Samarasekera	NIL	290,000	NIL

Lawrence D. Worrall	NIL	132,000	NIL

William L. Young	NIL	623,000	NIL

Lady Barbara Judge(2)	NIL	203,000	NIL

Notes:

1.
Represents the aggregate grant date value of retainers and fees deferred in the form of DSUs in 2018 as disclosed in the table "2018 Independent Directors' Compensation", together with dividends credited in the form of additional DSUs on Independent Directors' aggregate DSU balance (which includes DSUs granted in prior years) as follows:

	DIVIDENDS ON AGGREGATE DSUS ($)		DIVIDENDS ON AGGREGATE DSUS ($)

Scott B. Bonham	69,000	William A. Ruh	8,000

Peter G. Bowie	53,000	Dr. Indira V. Samarasekera	32,000

Mary S. Chan	7,000	Lawrence D. Worrall	72,000

Dr. Kurt J. Lauk	38,000	William L. Young	123,000

Robert F. MacLellan	2,000	Lady Barbara Judge	81,000

Cynthia A. Niekamp	11,000

2.
Lady Judge retired from the Board on May 10, 2018.

Trading Blackouts and Restriction on Hedging Magna Securities

Trading Blackouts

Directors are subject to the terms of our Insider Trading and Reporting Policy and Code of Conduct & Ethics, both of which restrict directors from trading in Magna securities while they have knowledge of material, non-public information. One way in which we enforce trading restrictions is by imposing trading "blackouts" on directors for specified periods prior to the release of our financial statements and as required in connection with material acquisitions, divestitures or other transactions. The regular quarterly trading blackouts commence at 11:59 p.m. on the last day of each fiscal quarter and end 48 hours after the public release of our quarterly financial statements. Special trading blackouts related to material transactions extend to 48 hours after the public disclosure of the material transaction or other conclusion of the transaction.

Anti-Hedging Restrictions

Directors are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting a director's exposure to a loss or risk of loss in the value of the Magna securities which he or she holds.

Business of the Meeting        27

Deloitte, an Independent Registered Public Accounting Firm, was first appointed Magna's independent auditors on May 8, 2014 and has audited Magna's consolidated financial statements for the fiscal years ended December 31, 2014 and after. Deloitte reports directly to the Audit Committee, which oversees the firm's work, evaluates its performance and sets its compensation.

The Audit Committee believes that Deloitte provides value to Magna's shareholders through its methodical, independent challenge to Magna's external financial reporting. Deloitte's audit approach is based on an audit risk assessment, which is continuously updated throughout the year. Audit risks identified in the risk assessment are addressed through pin-pointing audit procedures which reflect Deloitte's understanding of Magna-specific factors as well as the general business environment in which Magna operates. The firm's communications to the Audit Committee demonstrate strong audit quality, professional skepticism and innovation in the audit, including through the effective use of data analytics. The Audit Committee is satisfied that Deloitte's integrated audit team consists of audit professionals and specialists who are qualified and experienced to provide audit services in the regions in which Magna operates. The firm has demonstrated a commitment to promoting a learning culture within its own team and sharing the firm's insights, perspectives and best practices with the Audit Committee, the Board, internal audit, as well as management and Magna's finance teams.

Accordingly, the Audit Committee recommends that you vote
FOR reappointment of Deloitte.

Deloitte's Independence

In order to protect Deloitte's independence, the Audit Committee has a process for pre-approving all services provided by, and related fees to be paid to, Deloitte. This process includes quarterly review of any incremental services proposed to be provided by Deloitte, together with associated costs. Audit Committee approval is required for any services that have not previously been pre-approved. In assessing the impact of any proposed services on auditor independence, the Audit Committee considers whether:

■
the services are consistent with applicable auditor independence rules;

28       Business of the Meeting

■
the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as familiarity with Magna's business, people, culture, accounting systems and risk profile; and

■
the services enhance Magna's ability to manage or control risks and improve audit quality.

The Audit Committee has also established a process to pre-approve the future hiring (if any) of current and former partners and employees of Deloitte engaged on Magna's account. There were no such hirings in 2018.

Services and Fees

Services provided by independent auditors may fall into one of the following categories: audit services, audit-related services, tax services and other permitted services. The nature of the services in each of these categories is detailed below.

None of the services provided by Deloitte in 2018 were treated as exempt from pre-approval pursuant to the de minimis provision of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Pursuant to this approval process, the Audit Committee approved and Magna was billed the following fees for services provided by Deloitte in respect of 2018 and 2017:

	2018		2017

TYPE OF SERVICES	FEES ($)	% OF TOTAL	FEES ($)		% OF TOTAL

Audit(1)	9,276,000	60	8,466,000		62

Audit-related(2)	5,340,000	35	4,641,000	(3)	34

Tax(4)	695,000	5	516,000		4

Other Permitted(5)	60,000	<1	47,000		<1

Total	15,371,000	100	13,670,000		100

Notes:

1.
Services performed in order to comply with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including integrated audit of the consolidated financial statements and quarterly reviews. In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with the standards of the PCAOB. This category includes the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.
2.
Assurance and related services, including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, services related to statutory audits of certain foreign subsidiaries, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Audit-related services actually provided by Deloitte in respect of 2018 consisted of: services related to statutory audits of certain foreign subsidiaries, assurance service and procedures related to attest engagements not required by statute or regulation, as well as other assurance services.
3.
Fees in the amount of $4,601,000 for services related to statutory audits of certain foreign subsidiaries in 2017 have been reclassified from the "Audit" to the "Audit-related" fee category.
4.
Tax compliance, planning and advisory services, excluding any such services required in order to comply with the standards of the PCAOB which are included under "Audit Services". The tax services actually provided by Deloitte in respect of 2018 consisted of: domestic and international tax advisory, compliance and research services, as well as transfer pricing advisory services.
5.
All permitted services not falling under any of the previous categories.

Unless otherwise instructed, the persons designated in the form of proxy or Voting Instruction Form intend to vote FOR the resolution reappointing Deloitte.

Representatives of Deloitte are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Business of the Meeting        29

At the Meeting, shareholders will again have the opportunity to cast an advisory, non-binding vote on Magna's approach to executive compensation – this is often referred to as "Say on Pay". We most recently held a Say on Pay vote at our May 10, 2018 annual meeting of shareholders, which was supported by a strong majority (97%) of the votes cast on the resolution. Although Say on Pay votes are non-binding, the CGCNC will consider the results when assessing future compensation decisions.

The text of the resolution reads as follows:

  "Resolved, on an advisory basis and not to diminish the roles and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the accompanying Management Information Circular/Proxy Statement."

Our approach to executive compensation is set out in detail in the Compensation and Performance Report and the CD&A in this Circular. Included in these sections is a detailed discussion and benchmarking results demonstrating the relationship between executive compensation and corporate performance over a three-year period. We encourage you to carefully read these sections of this Circular.

The Board recommends that you vote FOR our Say on Pay resolution

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR the Say on Pay resolution.

30       Business of the Meeting

Compensation and Performance Report

March 28, 2019

Dear Shareholder,

The Board has delegated to the CGCNC the responsibility for making recommendations relating to executive compensation. The CGCNC has worked closely with its independent advisors, as well as with Executive Management, to structure an executive compensation framework which seeks to promote:

  ■
  effective short- and long-term decision-making through balanced incentives aimed at profitable growth in a lean manufacturing business; as well as

  ■
  long-term value creation in a rapidly evolving industry.

Every compensation system must also offer competitive compensation in order to be successful in attracting, motivating and retaining world-class managers, including through the opportunity to achieve superior compensation for superior performance. The CGCNC believes that Magna's enhanced compensation framework is proving itself to be successful in achieving these objectives.

This report discusses 2018 compensation outcomes in the context of Magna's 2018 performance, to assist you in casting your vote on the advisory vote on executive compensation, based on an informed view. The CD&A section of the Circular which follows contains details regarding:

  ■
  the compensation decision-making practices followed by the CGCNC which seek to promote the CGCNC's independence in reaching its decisions and provide shareholders with assurance that such decisions are fair, balanced and appropriate, taking into consideration all relevant factors;

  ■
  the structure of Magna's enhanced compensation framework; and

  ■
  specifics of the compensation outcomes for Magna's five most highly paid executive officers.

The CGCNC has approved the CD&A section of this Circular which follows and we encourage you to consider this report together with the CD&A before voting on our advisory vote on executive compensation.

Enhanced Compensation Framework – Transition Update

As we have previously reported to shareholders, the CGCNC initiated the transition from Magna's legacy compensation structure to the enhanced framework described in the CD&A. Compensation for Magna's Chief Executive Officer and Chief Financial Officer was structured and set under the enhanced framework effective for 2017, with the transition of other members of Executive Management intended to be completed effective for 2019. In fact, the CGCNC and the Chief Executive Officer successfully transitioned compensation for the company's Chief Technology Officer (2017), Chief Marketing Officer (2018), Chief Legal Officer (2018) and President of Magna Europe (2018) ahead of schedule. Effective as of the beginning of 2019, compensation for Magna's Chief

Business of the Meeting        31

Operating Officer, Chief Human Resources Officer and certain of the company's Vice-Presidents was moved onto the enhanced framework, substantially completing the transition.

For the last few years, we have highlighted to shareholders our intent to migrate total NEO compensation levels towards the median of Magna's compensation peer group, except where factors such as superior performance, experience and tenure justify above-median compensation. When Mr. Walker's compensation transitioned to the enhanced framework at the start of 2017, his target total compensation was set at a level which was 9% lower than his forecast compensation under the legacy structure. While Mr. Walker's target total compensation has been held constant since 2017, the CGCNC has set target 2019 total compensation for the company's Chief Financial Officer and Chief Operating Officer 9% lower than their forecast 2019 levels. We believe this demonstrates our commitment to managing executive compensation levels, without creating risk of unwanted executive turnover. Moreover, the CGCNC together with the Chief Executive Officer have worked to moderate expectations regarding future compensation levels for potential successors to members of Executive Management.

2018 CEO Compensation Outcome

Prior to 2018, the CGCNC recommended and the Board approved a target total direct compensation package for Mr. Walker of $19.830 million, split 40% base salary and short-term incentives (cash profit sharing bonus) and 60% long-term incentives (ROIC PSUs, rTSR PSUs and stock options). Actual total direct compensation for 2018 was $19.952 million, which was 0.6% above target as a result of the impact of the company's profit performance on the short-term incentive formula.

Long-term incentives granted to Mr. Walker in 2018 consisted of ROIC PSUs and rTSR PSUs based on three-year performance, as well as time-vested stock options. The stock options were "out-of-the-money" at the end of 2018, but have approximately six more years of life. Based solely on the first year of the three-year performance period, both types of PSUs are currently tracking "at target". In the case of his 2018 rTSR PSUs, Magna's 2018 rTSR performance was at the 80th percentile of the rTSR Peer Group, although absolute 2018 TSR was negative. While this demonstrates that the company did well to preserve shareholder value on a relative basis in 2018, the fact remains that all shareholders lost value on an absolute basis. In the case of such an outcome over the full three-year performance period of an rTSR PSU grant, the payout would be capped at the target level. This mechanism, implemented by the CGCNC in 2017, serves to align management and shareholders with respect to absolute TSR, while still rewarding management for preserving value on a relative TSR basis.

Mr. Walker's 2018 compensation outcome reflects a decrease in reported total compensation over the prior year and on a three-year basis, although it reflects a modest increase on a five-year basis, as follows:

1-YR CHANGE	3-YR CHANGE	5-YR CHANGE

1%	3%	6%

While Mr. Walker's 2018 compensation level may remain above the median of his industry peers, the strength and consistency of the company's performance under his leadership, his standing as the most experienced automotive CEO in the company's executive compensation peer group, his continued alignment with the CGCNC regarding compensation objectives, as well as his responsiveness to the Board regarding long-term corporate strategy and leadership development all justify above-median compensation in the CGCNC's view.

32       Business of the Meeting

Magna's Financial and Operating Performance in 2018

In 2018, Magna again achieved record financial results in Sales, Diluted Earnings per Share and Cash flow from operations. Selected 2018 financial results and metrics include:

	2018	VS. 2017

Sales	$40.83 billion	12%

Income from operations before income taxes	$3.00 billion

Diluted Earnings per Share	$6.61	13%

Cash flow from operations	$3.72 billion	11%

Return on Equity(1)	19.7%	0.1%

Return on Invested Capital(1)	14.9%	0.7%

Note:

1.
Return on Equity and Return on Invested Capital are non-GAAP financial measures which we believe are useful to both management and investors in their analysis of our results of operations, and reflect our ability to generate returns.

	2018	2016-2018

Return of capital – dividends	$448 million	$1.23 billion

Return of capital – share repurchases	$1.83 billion	$4.00 billion

A full discussion of Magna's 2018 financial performance can be found in the Management's Discussion and Analysis of Results of Operations and Financial Position for the year ended December 31, 2018, which is contained in Magna's 2018 Annual Report.

In addition to solid financial performance during a year challenged by political, economic, trade and stock market volatility, Magna had a solid year with respect to operations and continued execution of the company's long-term strategy. Magna's "traditional" business units continued to win profitable new business awards by building on their legacy of strong execution and innovation. The profitability and cash generation from these businesses provides the company with the financial flexibility to continue investing in innovative new product areas related to electrification, autonomy and smart mobility, some of which may not generate immediate returns.

    Operational highlights from 2018 include:

    ■
    important new, takeover and replacement program "wins" across the company's reporting segments, including the launch of the company's first-ever Seating business with BMW in North America and Europe, as well as the industry-first launch of a high-volume active air dam for the 2019 Dodge Ram pickup;
    ■
    successful launches of the new Mercedes G-Class, Jaguar I-Pace and BMW Z4 complete vehicle assembly programs;
    ■
    the launch of seven new production plants in North America, Europe and Asia; and
    ■
    significant improvements in operational underperforming manufacturing divisions.

    Strategic highlights include:

    ■
    unveiling of an industry-first high-definition radar for autonomous driving features and applications;
    ■
    new business award from BMW for solid-state LiDAR for future autonomous driving platforms;
    ■
    formation of a multi-year partnership with ride-hailing service Lyft, Inc., to develop and manufacture self-driving systems at scale;
    ■
    establishment of a joint venture with Beijing Electric Vehicle Co., Ltd. (BJEV) to develop a pure electric vehicle, and a memorandum of understanding with BJEV to enter into a second joint venture to build electric vehicles in our first complete vehicle assembly facility outside of Europe;
    ■
    formation of a joint venture with Rohinni LLC to produce ultra-thin micro-LED lighting solutions;

Business of the Meeting        33

    ■
    the acquisitions of OLSA SpA (lighting), Viza Geca SL (seat mechanisms) and Haptronik GmbH (motion control software); and
    ■
    agreement to divest the company's Fluid Pressure & Controls group for approximately $1.23 billion (before assumption of net debt and pension liabilities) and subject to customary closing adjustments for net working capital.

Magna's Total Shareholder Return Performance

Calendar 2018 was a challenging year in terms of stock market performance for many companies. On an absolute basis, Magna's total shareholder return declined 18% on NYSE and 11% on the TSX, in each case between December 31, 2017 and December 31, 2018. Over the same period, the total return of the S&P 500 index declined 6%, while the S&P/TSX total return declined 9%. However, when viewed over three-year and five-year periods, Magna's total return was positive on both exchanges:

TOTAL RETURN	MAGNA: NYSE	S&P 500	MAGNA: TSX	S&P/TSX

1-year	18%	4%	11%	9%

3-year	20%	30%	19%	20%

5-year	23%	50%	58%	22%

The graph below shows the five-year total return of Magna Common Shares on the TSX and NYSE as compared to the S&P/TSX and S&P500 composite indices, respectively, assuming investment of C$100 and $100 on December 31, 2013 and reinvestment of dividends.

FISCAL YEARS	DECEMBER 31, 2013	DECEMBER 31, 2014	DECEMBER 31, 2015	DECEMBER 31, 2016	DECEMBER 31, 2017	DECEMBER 31, 2018

Magna Common Shares (TSX)	C$100	C$146.65	C$133.31	C$141.90	C$177.45	C$158.04

S&P/TSX Total Return	C$100	C$110.55	C$101.36	C$122.73	C$133.89	C$121.99

Magna Common Shares (NYSE)	$100	$134.39	$102.04	$111.87	$149.48	$122.76

S&P500 Total Return	$100	$113.69	$115.26	$129.05	$157.22	$150.33

If a shareholder had invested C$100 in Magna Common Shares on the TSX on December 31, 2013, the cumulative value of that investment would have been over 58% higher by December 31, 2018. In the case of an

34       Business of the Meeting

investment of $100 in Magna Common Shares on the NYSE on the same date, the total cumulative value of that investment would have been almost 23% higher by December 31, 2018.

Recognizing that market fluctuations are normal and outside Management control, and also that the performance of Magna's total return in relation to market indices does not tell a complete story, the CGCNC assesses Magna's total return performance against the peer companies in Magna's rTSR Peer Group. This approach allows for a more focused comparison against the companies which we believe are competitors for investment capital. On both a one-year and three-year basis, Magna's rTSR return was at the 80th percentile compared to the rTSR peer group. Over a five-year period, Magna's rTSR was at the 60th percentile compared to the rTSR peer group. We believe that Magna's strong rTSR performance demonstrates that shareholder value continues to be created over the medium-to long-term.

Pay for Performance

The Say on Pay vote at the Meeting represents your opportunity to tell us whether you are satisfied that the company's approach to executive compensation generates outcomes that are justified by Magna's performance. There is no single way of assessing the relationship between pay and performance, nor any one metric on its own which can convey a complete picture as to such relationship. As we considered the issue, we concluded that compensation outcomes are justified by performance, based on the following:

  ■
  Magna continues to grow profitably, even in challenging economic and industry conditions;
  ■
  healthy profits and strong cash flow generation are enabling the company to both reinvest for future growth in strategic areas, as well as return capital to shareholders;
  ■
  the company remains effective in generating solid gains on each dollar of shareholders' equity;
  ■
  shareholder value continues to be created, as demonstrated by:
  ■
  a return on invested capital that exceeds the company's average cost of capital;
  ■
  one-year, three-year and five-year TSR outperformance compared to the rTSR peer group; and
  ■
  strong absolute TSR performance over three-and five-year periods;
  ■
  absolute TSR growth over a five-year period which significantly outpaced the growth in CEO compensation (as reported) over that same period;
  ■
  declining CEO compensation (as reported) on a one-year and three-year basis; and
  ■
  the success achieved by the CGCNC in realigning NEO compensation levels over the last two compensation years, in spite of the strong performance described above.

In prior years, we have also presented a pay for performance graph showing CEO compensation and three-year TSR performance for Magna, as compared to the company's executive compensation peer group. This peer group differs from the rTSR peer group referenced earlier, in that executive compensation peer companies are closer to Magna in size and scale across multiple metrics than rTSR per group companies. (Section B of the CD&A includes detailed discussions of the two peer groups, including the companies included in each.) The executive compensation peer group is used by the CGCNC in benchmarking NEO compensation and when assessing potential changes to compensation of an NEO. There are only four North American-based automotive peers from the rTSR peer group which meet the screening criteria for the executive compensation peer group. As a result, the executive compensation peer group contains industrial companies which meet the screening criteria, but have very different businesses and business cycles. This results in the executive compensation peer group being an imperfect comparator group for three-year TSR / pay for performance purposes. Nevertheless, the CGCNC considered the

Business of the Meeting        35

alignment between CEO pay and performance for Magna as compared to the executive compensation peer group, as depicted in the graph below.

As was the case in 2017, the analysis against Magna's executive compensation peer group suggests a misalignment between Magna's pay and performance. While not discounting the message from this analysis, the CGCNC is satisfied that Magna's performance, as discussed earlier in this report, justifies the level of executive compensation. Moreover, we intend to continue migrating Magna's executive compensation levels lower, as successors to the most highly-paid NEOs take office. We believe that this should result in more consistent pay for performance messaging across different comparative methodologies in the coming years.

In Closing

The CGCNC is pleased with the substantial completion of implementation of Magna's enhanced executive compensation system and we are satisfied with the compensation outcomes being generated in relation to overall performance. While the transition away from the company's legacy system has been gradual, the CGCNC has been methodical in implementing the change without creating disruption to the senior leadership team at a time of rapid change in the automotive industry.

At our May 9, 2019 annual meeting, you will have the opportunity to express your views on Magna's approach to executive compensation through the advisory Say on Pay vote. In casting your vote, we trust that you will give careful consideration to the perspectives we have shared in this report, and our recommendation that you vote FOR Magna's Say on Pay resolution.

We look forward to your support at our 2019 annual meeting.

William L. Young (Chairman)
William A. Ruh	Dr. Indira V. Samarasekera

36       Business of the Meeting

Compensation Discussion & Analysis

Key Terms Used in This Section

CD&A:	the Compensation Discussion & Analysis section of this Circular
executive compensation peer group:	the group of companies discussed in Section B of this CD&A, against which the compensation of our Executives is compared or benchmarked
Fasken:	the CGCNC's independent legal advisors, Fasken Martineau DuMoulin LLP
Hugessen:	the CGCNC's independent compensation advisor, Hugessen Consulting
LTIs:	long-term incentives in the form of PSUs and stock options
Named Executive Officers or NEOs:	our five most highly compensated executive officers
PSUs:	performance stock units
ROIC:	the company's return on invested capital, calculated as set forth in Section C of this CD&A
RSUs:	restricted stock units
rTSR	TSR, relative to the rTSR peer group
rTSR peer group:	the group of companies discussed in Section B of this CD&A, against which Magna's rTSR is measured in connection with the company's rTSR PSUs
STI	short-term incentive in the form of a profit sharing bonus
TSR:	Total Shareholder Return

Section Summary

This CD&A is divided into the following sections:

The Summary Compensation Table follows on page 58.

Business of the Meeting        37

A. Compensation Philosophy & Objectives

Corporate Culture and Compensation

Our unique, entrepreneurial corporate culture seeks to balance the interests of key stakeholders, such as shareholders, employees and management, including by establishing a framework for each such type of stakeholder to share in our profitability. We believe that our corporate culture has been a critical factor in our past growth and success and expect it will continue to be a critical factor in our ability to create long-term shareholder value. In particular, the employee and management profit sharing elements of our culture have proven to be essential to our ability to attract and retain our skilled, entrepreneurial employees and managers, as well as to create effective incentives for them to achieve strong performance in a cyclical and highly competitive industry.

Approach to Employee Compensation

Magna is committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our "Fair Enterprise" culture in which employees and management share the responsibility to help ensure our success. Our Employee's Charter sets out this philosophy through six fundamental principles:

  ■
  job security;
  ■
  safe and healthful workplace;
  ■
  fair treatment;
  ■
  competitive wages and benefits;
  ■
  employee equity and profit participation;
  ■
  communication and information; and
  ■
  an employee hotline.

Our commitments to employees in respect of each of the above principles is described in more detail in our Annual Information Form / Annual Report on Form 40-F filed concurrently with this Circular.

Two of the above principles in the Employee's Charter directly address employee compensation:

  Competitive Wages and Benefits: we are committed to providing our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which our subsidiaries compete for employees. Where an employee's compensation is found not to be competitive, it will be adjusted.

  Employee Equity and Profit Participation: we believe that our employees should share in our financial success. Accordingly, 10% of our qualifying annual pre-tax profits before profit sharing is shared among participating employees in the form of cash or cash and Magna equity. In addition to rewarding employees for their contribution to our success, this helps create an "owner's mindset" among employees and aligns their interests with those of shareholders. We are proud of the fact that the aggregate number of Magna Common Shares held in the Employee Equity and Profit Participation Plan for our Canadian, U.S. and European employees make participating employees (collectively) one of our single largest shareholding group. For participating employees in countries where equity participation is not practical, we offer profit sharing in cash. In some countries, employees share in our profits through a statutory profit sharing arrangement rather than our Employee Equity and Profit Participation Plan. Corporate, Operating Group and other managers on management profit sharing programs are not eligible to participate in the Employee Equity and Profit Participation Plan.

Employees who participate in the Employee Equity and Profit Participation Plan typically receive the equity portion of their profit share in the form of deferred compensation, which is intended to promote employees' efforts to save money for their retirement years. In connection with its oversight responsibilities related to talent management and employee pension plans, the CGCNC receives annual reports relating to aggregate annual profit sharing through

38       Business of the Meeting

the Employee Equity and Profit Participation Plan. Among other things, this enables the CGCNC to consider aggregate management profit sharing for Executive Management in relation to aggregate profit sharing for employee participation in the Employee Equity and Profit Participation Plan.

Executive Compensation Philosophy

Magna's strategy is to create long-term value for shareholders through continued growth and success as a leading global mobility technology company. We operate a complex business in a highly competitive, cyclical, lean manufacturing industry in which disciplined cost management, manufacturing excellence, effective program management, as well as constant innovation are critical to short-term profitability. At the same time, the automotive industry is undergoing significant change, which is creating opportunities and challenges from trends such as the migration of value towards electronics, disruptive technologies, trends towards electric, autonomous and shared vehicles, as well as the emergence of digital/data-driven business models. Realizing value from these opportunities will, among other things, require careful capital allocation decisions, disciplined acquisition choices, methodical equity investments in strategic partners and investments in innovation/R&D, which may not generate immediate returns.

Magna's enhanced compensation framework has been structured to promote effective short- and long-term decision-making in the above context through balanced incentives aimed at profitable growth in a lean manufacturing business, as well as long-term value creation in a rapidly evolving industry. Some of the ways we seek to achieve these objectives include:

Compensation Framework Feature	Purpose

Minimal fixed compensation	■ Low base salaries and highly variable compensation help create an owner's mindset
 ■      Motivates managers to achieve consistent profitability in order to maintain consistent compensation
■ Incents profit growth to grow compensation

Performance-conditioned profit sharing bonus / STI	■ Promotes entrepreneurialism
 ■      Drives strong managerial focus on lean/efficient operations through effective management of costs
■ Connects compensation to the operational impact of everyday decisions

Performance-conditioned multi-metric LTI	■ ROIC PSUs incent efficient capital allocation and value creation
 ■      rTSR PSUs create sensitivity to stock market performance and return of capital to shareholders, in the form of dividends, as well as alignment with shareholders
■      Capped PSU payouts help mitigate risk by promoting responsible decision-making and discouraging excessive risk-taking
■ Stock options incent absolute TSR growth

No pensions / retirement benefits	■ Reinforces an owner's mindset and incents long-term growth in equity value as a pension-alternative

Significant share maintenance requirement	■ Reinforces an owner's mindset ■ Alignment with shareholders ■ Helps mitigate risk

Benefits	■ Substantially consistent with those of other employees in the same office/jurisdiction

Additionally, all compensation systems must be successful in attracting, motivating and retaining world-class managers. We seek to provide executives with competitive compensation packages, including the opportunity to achieve superior compensation for superior performance. The next section of this CD&A describes the process through which compensation decisions are made, including compensation benchmarking practices we use to help structure competitive compensation packages.

As discussed earlier, the profit sharing elements of our executive compensation program were developed within the context of an entrepreneurial culture which, by definition, requires some degree of risk-taking in order to achieve growth. Recognizing that the consequences of excessive risk-taking may be felt most acutely by shareholders, our executive compensation program seeks to encourage and reward responsible business decision-making and reasonable risk-taking. We seek to achieve this through a variety of methods, which are discussed in Section D of this CD&A.

Business of the Meeting        39

B. Compensation Decision-Making: Responsibility and Process

Role of Our Board

Our Board oversees our system of executive compensation including by satisfying itself that our system is effective in attracting, retaining and motivating skilled executives who can achieve our strategic objectives. The Board also annually assesses the company's performance and that of the Chief Executive Officer in relation to pre-defined objectives approved by the Board.

Role of the CGCNC

The Board has delegated to the CGCNC responsibility for annually reviewing, considering and making recommendations related to executive compensation matters generally. More specifically, the CGCNC has been delegated responsibility for making recommendations with respect to the application of our executive compensation program to members of Executive Management, including the NEOs discussed in this CD&A.

While some NEOs, such as our Chief Executive Officer and Chief Financial Officer, are usually invited to participate in CGCNC meetings, final compensation decisions affecting NEOs are typically made by the CGCNC without any NEOs present in order to ensure the independence of the decision-making process.

Role of Our Chief Executive Officer

The CGCNC looks to the Chief Executive Officer to assess the performance of and make recommendations regarding the compensation levels of his direct reports. Such performance assessments are considered by the CGCNC in the context of LTI awards to members of the executive team, as well as proposed compensation changes for such executives. The CGCNC also looks to the Chief Executive Officer to put forward his general recommendation regarding LTI awards to all other proposed recipients.

CGCNC Selects and Retains Its Own Independent Advisors

In reviewing, considering and making recommendations on executive compensation matters, the CGCNC considers the advice of its independent advisors, Hugessen and Fasken, both of which have been selected and retained directly by the CGCNC. The CGCNC met in camera with its independent advisors as part of each of the CGCNC's meetings attended by them during 2018.

Role of the Independent Compensation Advisor

Hugessen has acted as the CGCNC's compensation advisor since December 2012. Hugessen only provides board-side advice, had no relationship with Magna or its Board prior to December 2012 and does not provide any services to Magna other than the advisory services provided to the CGCNC. One or more representatives of Hugessen are invited to attend CGCNC meetings at which executive compensation matters are discussed. Hugessen reports directly to and seeks its instructions directly from the CGCNC and communicates as needed with the CGCNC Chair between meetings.

The scope of Hugessen's services generally includes advice related to executive and director compensation program structure and design, benchmarking data and observations, as well as pay for performance analytics. In addition, Hugessen provides the CGCNC with contextual information relating to compensation best practices and emerging trends. The services provided by Hugessen to the CGCNC in 2018 included:

  ■
  analysis of Magna's relative performance and NEO compensation;
  ■
  recommendations related to the updated peer group approved by the CGCNC in February 2018;
  ■
  advice regarding the continued implementation of Magna's enhanced compensation framework, including the transition of multiple executives onto the new framework during 2018 or for 2019;
  ■
  consideration of and recommendations related to 2019 target compensation levels;

40       Business of the Meeting

  ■
  advice related to LTI grants, including the CGCNC's discretionary adjustment to the calculation of ROIC for purposes of ROIC PSUs, as discussed below; and
  ■
  ongoing review and advice on compensation recommendations presented for CGCNC approval.

Hugessen's advice was only one of a number of factors (discussed below) which were reviewed and considered by the CGCNC in making its executive compensation recommendations to the Board.

The fees billed by Hugessen for the services it provided to the CGCNC in 2018 and 2017 were:

DESCRIPTION OF SERVICES	2018		2017

	(C$)	(%)	(C$)	(%)

Executive compensation services provided to CGCNC	130,000	100	283,000	100

All other services for Magna	NIL	NIL	NIL	NIL

Total	130,000		283,000

CGCNC Considers a Wide Range of Factors in its Executive Compensation Decisions

In connection with executive compensation decisions, the CGCNC will normally consider a wide range of factors, including:

  ■
  Magna's core operating and compensation philosophies and principles;
  ■
  alignment of management, employee and shareholder interests to create long-term shareholder value;
  ■
  our financial, operating, stock price, ROIC, TSR and rTSR performance;
  ■
  long-term strategic objectives;
  ■
  compensation risk considerations;
  ■
  compensation benchmarking data;
  ■
  pay for performance alignment data;
  ■
  individual executive performance;
  ■
  performance of prior LTI grants;
  ■
  the recommendations of our Chief Executive Officer with respect to his direct reports;
  ■
  the advice and recommendations of the CGCNC's independent advisors;
  ■
  accounting impact and potential dilution to shareholders from equity compensation;
  ■
  feedback received from shareholders and other stakeholders;
  ■
  general information relating to executive compensation trends and developments; and
  ■
  retention, succession and other relevant considerations.

In making recommendations to the Independent Directors, the CGCNC does not rely solely on any one of the above or other factors.

CGCNC Discretion

The CGCNC maintains complete discretion with respect to target total direct compensation levels under the enhanced framework, as well as the form of STIs and LTIs and the performance goals/targets applied to LTI compensation. Under the new compensation framework, the CGCNC has the discretion to reduce profit sharing percentages on 12 months' advance notice to the executive. Changes to the profit sharing percentages under our legacy compensation system required up to 24 months' advance notice.

In addition, situations may arise from time to time with respect to the ROIC PSUs or rTSR PSUs which require the CGCNC to apply discretion to ensure consistency and comparability in goal-setting and measurement. One such situation arose during 2018, with respect to the treatment of Magna's $200 million equity investment in Lyft, Inc., as it relates to the ROIC PSUs. This investment was a unique, strategic opportunity to advance Magna's development of autonomous driving capabilities. On its own, the equity investment would have the effect of

Business of the Meeting        41

depressing ROIC performance, which could have served as a disincentive to making the strategic investment. Separate from the equity investment, Magna's strategic relationship with Lyft also includes a sharing of autonomous driving research and development costs for a minimum of two years. These expenditures by Magna also have the effect of reducing ROIC performance. Recognizing the need to maintain fair and balanced incentives, the CGCNC approved the exclusion of the $200 million equity investment from the calculation of ROIC for purposes of the ROIC PSUs, and further excluded the accounting gain realized on such shares in the second quarter of 2018. Furthermore, the CGCNC determined that any gain or loss on future sale of the Lyft shares would be addressed as follows:

  ■
  in case of a loss, the entire loss will be recorded in the year of sale for purposes of the ROIC calculation; and
  ■
  in the event of a gain, only the portion of the gain above a ROIC target rate of 14% will be recognized for purposes of the ROIC calculation in the year, subject to a cap/maximum recognized gain of $400 million.

As the investment in Lyft also impacts the calculation of profit sharing bonuses / STIs, the CGCNC determined to include the gain or loss on future sale of the Lyft shares, subject to the cap/maximum recognized gain of $400 million, in calculating pre-tax profit and the resulting NEO STI bonuses in the year of sale.

The CGCNC and Executive Management have a common understanding that, as part of the Board's review of the terms of any proposed material acquisition or disposition, the CGCNC will work with Executive Management to identify potential changes to executives' current employment contract terms, including profit sharing percentages, to ensure that executive compensation arrangements remain appropriate following such transactions.

Target Compensation Setting

Under Magna's enhanced new compensation framework, the CGCNC determines target total direct compensation for the Chief Executive Officer, who proposes to the CGCNC target total direct compensation levels for his direct reports. The CGCNC assesses proposed target total direct compensation levels in the context of the various factors described above and approves the target. It determines the target amounts to be granted in the form of long-term equity, based on a 60%/40% equity/cash split for the Chief Executive Officer, 55%/45% split for the Chief Financial and Chief Operating Officer and 50%/50% split for each other member of Executive Management.

Taking into account the various factors listed above, as well as the pay mix under the new compensation framework, the CGCNC maintained target 2018 total direct compensation for the company's Chief Executive Officer and Chief Financial Officer unchanged from their respective 2017 levels and set target 2018 total direct compensation for the Chief Technology Officer and Chief Marketing Officer, as follows:

Name	TARGET TOTAL DIRECT COMPENSATION ($)

Donald J. Walker	19,830,000

Vincent J. Galifi	8,750,000

Seetarama S. Kotagiri	4,309,000

James J. Tobin	3,315,000

Compensation for the company's Chief Operating Officer was not set and structured on the basis of the enhanced compensation framework during 2018, but was transitioned for 2019.

Executive Compensation Peer Group

In setting target total compensation levels for members of Executive Management under the enhanced compensation framework, the CGCNC considers benchmarking data from Magna's executive compensation peer group. Such data provides the CGCNC with a basis for determining Magna's pay for performance, including through "back-testing" of realizable pay. It also serves as a market reference point in setting compensation within a reasonable competitive range.

42       Business of the Meeting

Magna's executive compensation peer group consists of 18 companies from a broad comparator universe composed primarily of North American public companies which are direct industry peers or capital goods comparables. The broad universe of comparator companies was identified and screened by Hugessen using a three-tiered approach, with broader screening criteria for companies in the automotive industry and narrower criteria for companies in other industries, as follows:

Automotive:	1/5x to 5x Magna's Total Revenue and Total Enterprise Value ("TEV")
Close Capital Goods:	1/3x to 3x Magna's Total Revenue and TEV
Other Capital Goods:	1/2x to 1.5x Magna's Total Revenue and TEV

In recommending potential companies for inclusion in the peer group, Hugessen considered feedback from the CGCNC and Management and also applied its judgment to the results of the quantitative screens discussed above. Based on the above approach, the executive compensation peer group approved by the CGCNC in February 2018 consists of the following companies:

EXECUTIVE COMPENSATION PEER GROUP

Adient plc	Illinois Tool Works Inc.

BorgWarner Inc.	Ingersoll-Rand PLC

Caterpillar Inc.	Johnson Controls Inc.

Cummins Inc.	Lear Corp.

Deere & Company	PACCAR Inc.

Delphi Technologies PLC	Parker-Hannifin Corp.

Eaton Corp.	Raytheon Company

Emerson Electric Co.	Stanley Black & Decker, Inc.

Honeywell International Inc.	The Goodyear Tire & Rubber Company

The foregoing peer group reflects the following changes from the company's prior executive compensation peer group:

  ■
  addition of capital goods peers Caterpillar Inc., Honeywell International Inc., Johnson Controls Inc., Raytheon Company and The Goodyear Tire & Rubber Company, based on their proximity and relevance to Magna; and
  ■
  removal of Navistar International Corp., based on the addition of more relevant peers referenced above.

These changes to the peer group were made following a regular review of the composition and size of the peer group. Since Magna's prior peer group (consisting of 14 peers) was relatively compact, the CGCNC faced challenges when trying to draw conclusions from comparative rankings, as one or two companies at either extreme tended to distort the benchmark analysis. Accordingly, the CGCNC engaged Hugessen in 2017 to review the executive compensation peer group and present its recommendations.

Early in 2018, Hugessen advised the CGCNC that, while Magna was the largest or one of the largest companies compared to the former peer group in terms of financial measures such as Total Revenue, EBITDA and Total Assets, it was below median of the peer group in terms of TEV. As a result, the former peer group did not reflect a sufficiently broad range of peer companies in terms of scale and complexity. After screening for potential additions to the peer group to better balance the size range within the peer group, Hugessen identified the four peer additions above. By adding these peers, Magna remained in the top quartile of the peer group in terms of financial measures, although no longer the largest, and it remained below the median in terms of TEV. Magna's positioning in size relative to the executive compensation peer group is demonstrated by the graphs below.

Business of the Meeting        43

Magna vs Pay Benchmarking Comparator Group

                                                          All figures presented are as of December 31, 2018

In terms of benchmarking impact, market compensation levels at the 25th, 50th, 75th and 90th percentiles for most positions were generally higher in the modified peer group due to the addition of some larger peers. However, this outcome was seen as reasonable due to the continued growth in the scale and complexity of Magna relative to the prior peer group. Moreover, since the CGCNC has been engaged in an exercise of realigning or moderating NEO compensation, the modifications to the peer group are not expected to result in inflation of NEO compensation.

No further changes have been made to the executive compensation peer group since the foregoing changes were adopted in February 2018.

rTSR Peer Group

The CGCNC also uses a rTSR peer group to determine rTSR PSU payouts. The rTSR peer group consists of 12 automotive suppliers selected from a comparator universe of publicly traded North American companies in the automotive industry. The selected peers are considered to be Magna's most direct competitors for business and investor capital, based on such factors as coverage by equity research analysts, as well as inclusion in industry indices and in the peer groups of peer companies. The rTSR peer group also contains the following, each of which counts as the equivalent of a single company within the peer group:

  ■
  a composite peer consisting of the three publicly-traded, North American automobile OEMs;
  ■
  a composite peer consisting of three publicly-traded European automotive suppliers; and
  ■
  the S&P500 index.

As a result, the complete rTSR peer group consists of the following:

rTSR PEER GROUP

Adient plc	Gentex Corp.

American Axle Manufacturing & Holdings Inc.	Lear Corp.

Autoliv, Inc.	Linamar Corp.

BorgWarner Inc.	Martinrea International Inc.

Dana Holding Corporation	Tenneco Inc.

Delphi Technologies plc	Visteon Corp.

FiatChrysler / Ford / General Motors (Composite Peer)	Continental / Faurecia / Valeo (Composite Peer)

S&P 500 Index

44       Business of the Meeting

C. Elements of Magna's 2018 Executive Compensation Program

2018 NEOs	Magna's Named Executive Officers in 2018 were:
	■ Donald J. Walker	Chief Executive Officer
	■ Vincent J. Galifi	Chief Financial Officer
	■ Tommy J. Skudutis	Chief Operating Officer
	■ Seetarama S. Kotagiri	Chief Technology Officer and President, Power & Vision
	■ James J. Tobin	Chief Marketing Officer and President, Magna Asia

One of Magna's 2017 NEOs, Jeffrey O. Palmer, retired in July 2018.
Employment Contracts	Each NEO is subject to an employment agreement which specifies various key terms, including:
■ target total compensation, as well as base salary, STI percentage and target LTI values;
■ standard benefits to be provided;
■ terms on which compensation can be clawed-back;
■ the securities maintenance amount applicable to the executive; and
■ the basis on which the executive's employment may be terminated.
Overview	Our 2018 compensation program for the NEOs consisted of the following elements:

1. Base Salaries:
We maintain base salaries for NEOs which are positioned significantly below base salaries in our peer group. These low base salaries are intended to:

■ maximize the incentive for each executive to pursue profitability for the benefit of all of Magna's stakeholders;
■ reinforce the link between executive pay and corporate performance; and
■ reflect and reinforce our entrepreneurial corporate culture.
During 2018, the NEOs received identical base salaries of $325,000.

NAME	BASE SALARY ($)

Donald J. Walker	325,000

Vincent J. Galifi	325,000

Tommy J. Skudutis	325,000

Seetarama S. Kotagiri	325,000

James J. Tobin	325,000

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2. Short-Term Incentive
STIs for all NEOs are annual profit sharing bonuses, which are completely "at-risk". In order to create maximum incentive to achieve profitability, profit sharing bonuses are earned from the first dollar of profit. This form of incentive is deeply rooted in our entrepreneurial culture, has been a critical factor in our past success and we believe will be an important factor in our future success.

The STI for each NEO other than Mr. Skudutis in 2018 consisted solely of a cash bonus based on our "Income from operations before income taxes" ("Pre-Tax Profits"), as stated in our audited financial statements for the fiscal year ended December 31, 2018. The use of Pre-Tax Profits, an audited financial measure, provides simplicity and enhanced transparency to the Board, shareholders and the NEOs whose compensation is determined based on that metric.
Profit sharing percentages and STIs for the four NEOs on the enhanced compensation framework were as follows in 2018:

	PROFIT SHARING PERCENTAGE (%)	PRE-TAX PROFIT ($)	STI ($)

Donald J. Walker	0.266		7,727,000

Vincent J. Galifi	0.126		3,660,000

Seetarama S. Kotagiri	0.055	2,904,760,000	2,098,000(1)

James J. Tobin	0.042		1,220,000

Note:
1. Includes a $500,000 discretionary cash bonus reflecting Mr. Kotagiri's success in advancing critical strategic priorities related to powertrain electrification and vehicle autonomy.

During 2018, Mr. Skudutis' compensation remained on our legacy profit sharing structure, which is based on Pre-Tax Profits Before Profit Sharing. Pre-Tax Profits Before Profit Sharing is based on Income from operations before income taxes as reported in our financial statements, adjusted to (among other things) add-back employee profit sharing and aggregate incentive bonuses for specified members of our executive management team, including the NEOs. The profit sharing bonus paid to Mr. Skudutis in 2018 was paid in a mix of cash (60%) and deferred equity in the form of RSUs (40%).

Mr. Skudutis' specified profit sharing percentage (0.300%) represents the maximum percentage of our Pre-Tax Profits Before Profit Sharing that he was entitled to receive – his actual or effective profit sharing percentage differed from the specified percentage, since profit sharing declines as our Pre-Tax Profits Before Profit Sharing exceeds certain defined thresholds, as follows:

PRE-TAX PROFITS BEFORE PROFIT SHARING	PROPORTION OF SPECIFIED PROFIT SHARING PERCENTAGE

$0 to $1.5 billion	100%

$1.5 billion to $1.75 billion	85%

$1.75 billion to $2.0 billion	70%

$2.0 billion to $2.25 billion	60%

>$2.25 billion	50%

46       Business of the Meeting

Due to the impact of the foregoing profit sharing step-downs, the specified and effective profit sharing percentages for Mr. Skudutis were as follows in 2018:

NAME	2018 SPECIFIED PROFIT SHARING PERCENTAGE (%)	2018 EFFECTIVE PROFIT SHARING PERCENTAGE (%)	STI ($)

Tommy J. Skudutis	0.3000	0.2391	7,348,000

Mr. Skudutis has transitioned to the enhanced compensation framework effective January 1, 2019.
Recognition of Individual and Team Performance
The profit share to which an NEO is entitled is intended to reflect the executive's individual contribution to management team performance. However, the direct link to Magna's profits ultimately reflects Magna's overall performance.
CGCNC Discretion Over Profit Shares	Under our enhanced compensation framework, the CGCNC has the discretion to reduce profit sharing percentages on 12 months' advance notice.

In addition, in conjunction with the Board's approval of a material acquisition or disposition, the CGCNC may equitably adjust profit sharing percentages to ensure executive compensation arrangements remain appropriate following any such transaction.
STI Paid in Quarterly Installments
The STI paid to NEOs under the enhanced compensation framework, as well as the cash portion of the STI under our legacy compensation system, is paid in installments. Installments for the first three fiscal quarters of each year are paid following the end of each fiscal quarter, based on our year to date profits. Following the end of each fiscal year, we calculate the profit sharing bonus each NEO is entitled to for that fiscal year, subtract the installments paid for the first three quarters and pay the difference as the final installment.
RSUs Deferred in Quarterly Installments
Under our legacy compensation system, the STI is split between cash (60%) and RSUs (40%). Installments of the RSU portion of the annual profit sharing bonus paid to Mr. Skudutis for the first three fiscal quarters of 2018 were credited to him following the end of each fiscal quarter, based on our year to date Pre-Tax Profits Before Profit Sharing. The number of RSUs deferred was calculated by taking 40% of the dollar value of his quarterly profit share and dividing it by the average of the closing prices of our Common Shares on NYSE over the twenty trading days ending on the last business day of the fiscal quarter. Following the end of the fiscal year, we calculated the amount to which Mr Skudutis was entitled, subtracted the installments credited for the first three quarters and deferred an amount equal to the difference. Dividends on RSUs are paid in cash at the same time and in the same amounts as dividends on our Common Shares.

Business of the Meeting        47

3. Long-Term Incentives:
LTIs for all of the NEOs consist of ROIC PSUs, rTSR PSUs and regular stock options. The three-part LTI is structured to reward a broad range of value-creating behaviour using multiple metrics. A majority (60%) of the total value granted by the CGCNC in the form of LTIs in respect of 2018 was in the form of performance-conditioned PSUs, the maximum realizable number of which is capped at 200% of target. The PSUs are completely "at risk" since performance below specified thresholds can result in no PSUs being paid out.
LTIs in the form of PSUs (at target) and stock options granted to NEOs in respect of 2018 were as follows:

NAME	ROIC PSUS ($/#)	rTSR PSUS ($/#)	STOCK OPTIONS ($/#)	TOTAL LTI ($)

Donald J. Walker	$4,760,000	$2,380,000	$4,760,000	11,900,000

	85,734	42,867	425,000

Vincent J. Galifi	$1,932,000	$966,000	$1,932,000	4,830,000

	34,798	17,399	176,562

Tommy J. Skudutis	$350,000	$175,000	$350,000	875,000

	6,304	3,152	30,094

Seetarama S. Kotagiri	$1,165,000(1)	$580,000(1)	$830,000	2,575,000

	20,981	10,445	73,568

James J. Tobin	$664,000	$332,000	$664,000	1,660,000

	11,692	5,846	50,571

Note:

1. Includes a $500,000 discretionary PSU bonus, of which $335,000 was granted in ROIC PSUs and $165,000 in rTSR PSUs. These discretionary PSUs reflect Mr. Kotagiri's success in advancing critical strategic priorities related to powertrain electrification and vehicle autonomy.

ROIC PSUs
The ROIC PSUs are intended to incent and reward capital-efficient value creation over a three-year performance period. The performance period for the ROIC PSUs granted in respect of 2018 is January 1, 2018 to December 31, 2020.

The number of ROIC PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's return on invested capital performance in relation to its cost of capital and the payout scale approved by the CGCNC. The maximum number of ROIC PSUs which can be realized is capped at 200% of target, but no PSUs may ultimately be earned if ROIC performance falls below the payout threshold.
The dollar value of compensation realized by an NEO following the performance period will depend on the final number of ROIC PSUs paid-out, as well as the trading price of our Common Shares.

When ROIC PSUs are redeemed following the performance period, we will deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of ROIC PSUs.

48       Business of the Meeting

ROIC is defined as: after-tax operating profits, divided by invested capital. For purposes of the calculation of ROIC:
■ equity income from non-controlled joint ventures will be included in calculating profits;
■ Magna's tax rate will be applied at an assumed rate of 25%;
■ invested capital will be calculated as the difference between (a) total assets, (excluding cash and deferred tax assets) and (b) non-debt short-term liabilities, and will be averaged on a five-fiscal quarter basis; and
■ capitalized operating leases will be excluded from the calculation of non-debt short-term liabilities.

Certain other adjustments may also apply, with the CGCNC having discretion to address various situations in order to ensure consistency and comparability in ROIC goal-setting and measurement. For example, Magna's equity investment in Lyft, Inc., and any gain or loss on disposition of its stake, will be addressed in the manner described under "CGCNC Discretion" in Section B of this CD&A.
The following table sets out the payout scale for the ROIC PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	ROIC (%)	PAYOUT (% OF TARGET)

Maximum	19.0%	200%

Target	13.5% to 14.5%	100%

Threshold (Cost of Capital)	9%	50%

Below Threshold	–	0%

As an exception to the foregoing payout scale, if Magna's ROIC (determined in the manner discussed below) is below the Threshold / Cost of Capital but three-year rTSR as determined for purposes of the rTSR PSUs is greater than or equal to the 55th percentile of the rTSR peer group, then 50% of the target number of ROIC PSUs will be paid out.

In determining the payout scale for the ROIC PSUs, the CGCNC considered an ROIC back-testing analysis covering the time period from 1998 to 2018. Over such time period, the back-testing analysis implied that the number of ROIC PSUs paid out would have been roughly at target had they been in place throughout that time period, with zero PSUs or a number of PSUs below-target paid-out in roughly one-third of those years. Such results were within the range of market practice, according to the CGCNC's compensation advisor.

Business of the Meeting        49

Since Magna operates in a cyclical industry, we average the implied payout for each of the three individual years of the performance period to determine the actual ROIC PSU payout. This means that a year of ROIC performance which is below our cost of capital will count as 0% in the payout calculation, but cannot be a negative percentage. The effect of this is that the ROIC PSU payout will not directly correspond to our three-year compound average ROIC. During automotive industry downturn years, it is possible that ROIC could be negative, due to a deterioration in EBIT tied to a significant drop in vehicle production volumes. Based on back-testing, negative ROIC would not be expected in normal industry downturns, but it was experienced during the 2008-2009 global recession. By calculating ROIC PSU payout based on the average implied payouts for each of the years of the performance period, extreme outlier years (such as 2008) cannot have a disproportionate impact on the payout calculation. The feature also operates to place a cap on ROIC performance above the maximum level, thus preventing positive outlier years from having a disproportionate impact on the payout calculation.
rTSR PSUs
The rTSR PSUs are intended to incent and reward creation of shareholder value, relative to the companies in the rTSR peer group approved by the CGCNC. The performance period for the rTSR PSUs granted in respect of 2018 is January 1, 2018 to December 31, 2020.

The number of rTSR PSUs realized by an NEO following the performance period depends on the target number granted by the CGCNC, Magna's three-year rTSR performance and the payout scale approved by the CGCNC. The number of rTSR PSUs which can be realized is capped at 200% of target and no rTSR PSUs would be paid for rTSR performance below the 25th percentile of the rTSR peer group. The dollar value of compensation realized by an NEO following the performance period will depend on the final number of rTSR PSUs paid-out, as well as the trading price of our Common Shares. When rTSR PSUs are redeemed following the performance period, we will deliver Common Shares acquired on the market under our share repurchase program, with dividends paid in cash based on the final number of rTSR PSUs.
The following table sets out the payout scale for the rTSR PSUs (interpolation applies for points between the payout levels):

PERFORMANCE LEVEL	THREE-YEAR rTSR (PERCENTILE)	PAYOUT (% OF TARGET)

Maximum	> 75th	200%

Above Target	65th	150%

Target	50th	100%

Below Target	35th	50%

Threshold	< 25th	0%

As an exception to the foregoing payout scale, if the company's three-year rTSR is greater than the target level, but absolute three-year TSR is negative, the number of rTSR PSUs paid out will be capped at the target level. This feature recognizes that payouts should not exceed target where shareholders have experienced a deterioration in the absolute value of their holdings.

50       Business of the Meeting

Stock Options
Stock options serve as a tool to incent absolute share price returns over the medium- to long-term (three to seven years). Magna's stock options vest in equal one-third tranches on the first three anniversaries of the grant date and expire on the seventh anniversary of the grant date. The CGCNC is committed to responsible option granting practices, including by maintaining annual option grants to all participants below 1% of our issued and outstanding shares. Options are not priced during trading blackouts and are granted at an exercise price equal to market price on the NYSE.

Stock options are typically granted in late February or early March of a year. Consistent with the approach to all LTI grants under the new compensation framework, stock options in respect of 2018 compensation were granted to the NEOs as follows:

	GRANT DATE	EXERCISE PRICE ($)	NO. OF OPTIONS	COMPENSATION VALUE ($)

Donald J. Walker	March 19, 2018	55.64	425,000	4,760,000

Vincent J. Galifi	March 19, 2018	55.64	176,562	1,932,000

Tommy J. Skudutis	February 25, 2019	54.44	30,094	350,000

Seetarama S. Kotagiri	March 19, 2018	55.64	62,144	680,000

	May 14, 2018	63.17	11,424	150,000

James J. Tobin	May 14, 2018	63.17	50,571	664,000

Stock Option Plans	Stock option grants are made under our 2009 Incentive Stock Option Plan, which was approved by shareholders in May 2010. The 2009 Option Plan is discussed in further detail under "Incentive Plan Awards".
Post-Retirement Hold-Back
If an NEO ceases to be employed by Magna (including any affiliates) within one year following the date of a stock option exercise, he must hold shares with a market value (at the exercise date) equal to the net after-tax gain until the one-year anniversary of the exercise date.
Anti-Hedging Restrictions
Executives are not permitted to engage in activities which would enable them to improperly profit from changes in our stock price or reduce their economic exposure to a decrease in our stock price. Prohibited activities include "puts", "collars", equity swaps, hedges, derivative transactions and any transaction aimed at limiting an executive's exposure to a loss or risk of loss in the value of the Magna securities which he holds.
Automatic Securities Disposition Plans
Executives are permitted to enter into automatic securities disposition plans ("ASDPs"), which are also known as Rule 10b5-1 Plans. Such plans allow executives to establish a plan for the sale of Common Shares held by the executive and exercise of stock options granted to them, subject to meeting all legal requirements applicable to such plans. Among other things, an executive may only enter into, modify or terminate a plan while he or she is not under a trading blackout or otherwise in possession of material undisclosed information. None of the NEOs had an ASDP in place during 2018.

Business of the Meeting        51

4. Benefits
Benefits provided to NEOs are the same as those provided to other employees in the same country, with a few exceptions discussed below. As discussed earlier, Magna does not provide a defined benefit pension plan or other retirement benefits to NEOs, consistent with our compensation approach to employees generally.
Medical, Dental and Disability Benefits	NEOs receive the same medical, dental and disability benefits as other employees in the same country.
CEO and CFO Life Insurance Premiums Are Reimbursed
NEOs other than Donald Walker and Vincent Galifi receive the same insurance benefits as those available to other employees in the same country. In addition to these standard insurance benefits, we reimbursed life insurance premiums on insurance policies for Donald Walker and Vincent Galifi. During 2018, the premiums reimbursed were as follows:
■ Donald Walker: $121,000(1)
■ Vincent Galifi: $44,000(1)

Note:
1. Converted from C$ at the BoC exchange rate on December 31, 2018.
Life insurance premium reimbursements are not grossed-up for income tax.
"Perks" are Limited
We provide limited "perks" to NEOs consisting of occasional access to corporate aircraft for personal use and access to corporate facilities, in each case when not required for business purposes and subject to reimbursement as discussed below.
Occasional Personal Use of Corporate Aircraft Is Subject to Partial Reimbursement
NEOs are permitted occasional access to corporate aircraft for personal use, in accordance with policies approved by the CGCNC. Any personal use must be reimbursed at 150% of an equivalent business class airfare for the same route. However, the difference between the "aggregate variable operating cost" of the personal flight and the amount reimbursed by the executive is treated as a "perk" and is disclosed in the Summary Compensation Table under "All Other Compensation".

We add together all variable costs for operating the aircraft for a fiscal year, including fuel, maintenance, customs charges, landing and handling fees, data and communications charges and any other similar costs and divide that total by the number of hours flown during the year to calculate a cost per flight hour. The cost per flight hour multiplied by the flight hours for a personal flight, minus the amount reimbursed by the executive, is the value of the "perk".
Other Perks
NEOs are entitled to access the Magna Golf Club adjacent to the company's head office for business purposes. Applicable charges relating to personal use are paid for by the executive at the club's regular rates.

52       Business of the Meeting

Executive Equity Ownership
Executive Management Securities Maintenance Requirements
Each NEO is subject to a securities maintenance requirement set forth in his employment contract. If an NEO falls below the securities maintenance requirement, his bonus would be withheld until he demonstrates compliance with the requirement.

NAME	EQUITY MAINTENANCE REQUIREMENT ($)	NO. OF SHARES AND RSUS HELD AS OF 12/31/18 (#)	12/31/18 VALUE OF SHARES AND RSUS ($)

Donald J. Walker	10,000,000	1,985,813	90,255,000

Vincent J. Galifi	4,000,000	861,348	39,148,000

Tommy J. Skudutis	4,000,000	222,882	10,130,000

Seetarama S. Kotagiri	2,000,000	99,045	4,502,000

James J. Tobin	1,250,000	84,045	3,820,000

Termination/ Severance
Termination/ Severance Payments are Limited to a Maximum of 24 Months Compensation
Each NEO is entitled to 12 months' severance pay, plus one additional month of severance pay for each year employed by Magna (including any subsidiaries), to a maximum of 24 months' severance (the "Notice Period") in the event of termination without cause. Based on their years of service to Magna, each NEO would be entitled to 24 months' severance pay if terminated without cause.

NAME	TENURE WITH MAGNA (YEARS)	SEVERANCE ENTITLEMENT (# MONTHS)

Donald J. Walker	30+	24

Vincent J. Galifi	30+	24

Tommy J. Skudutis	27+	24

Seetarama S. Kotagiri	18+	24

James J. Tobin	16+	24

Severance payments are based on the average of an NEO's base salary and STIs for the 12 fiscal quarters prior to the termination.

A summary showing the treatment of each compensation element in different termination scenarios is set forth below under "Summary of Treatment of Compensation on Resignation, Retirement, Termination or Change in Control".

Business of the Meeting        53

Change in Control Protections
Double-Trigger
We maintain "double trigger" change in control protection for the NEOs; however, such protection does not provide any enhanced severance. The primary benefit is the acceleration of any unvested stock options in the event that a change in control is followed by termination of employment or constructive dismissal for "good reason". In a change in control scenario, treatment of outstanding stock options will need to be addressed by the CGCNC. Depending on the nature of the acquiror, outstanding options could become exercisable into equity of the acquiror. However, outstanding options could also be accelerated, in which case there would be no incremental benefit to the executive of his change in control protection.
The definition of "good reason" for purposes of the change in control protection applies only in the event of the following:
■ a material reduction in the executive's position, duties, authority or responsibilities;
■ Magna requiring the executive to work at a location which is more than 100 kms from where he is based at the time of the change in control; or
■ any other action which would constitute constructive dismissal at law.

Prior to the implementation of the enhanced compensation framework, Magna's change in control protection for NEOs used to include as an element of "good reason" the completion of a financing, sale, merger, reorganization or other transaction related to a change in control, which would reasonably be expected to reduce the STI bonus base by 20% over the following two-year period from the last Board-approved business plan. This element of the definition of "good reason" was eliminated from the NEO employment contracts under Magna's enhanced compensation framework.

54       Business of the Meeting

Summary of Treatment of Compensation on Resignation, Retirement, Termination, or Change in Control

Element of Compensation	Resignation	Retirement	Termination – Cause	Termination – No Cause	Termination Without Cause on Change in Control

Base Salary	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	Average of compensation excluding LTIs for the	Average of compensation excluding LTIs for the

Annual Bonus – Cash	Pro-rated to effective date	Pro-rated to effective date	Pro-rated to effective date	last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.	last 12 fiscal quarters paid out over severance period (up to 24 months) as salary continuation (bi-weekly) or lump-sum.

ROIC PSUs and rTSR PSUs	PSUs granted in year of resignation are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.	PSUs granted in year of retirement are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%).	Forfeiture of unredeemed PSUs	PSUs granted in year of termination are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.	PSUs granted in year of termination are redeemed on regular payout date, subject to payout conditions established at time of grant (0% to 200%) and pro ration to reflect the proportion of the year worked.

Stock Options	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of resignation.	Unvested and unexercised options expire on earlier of option expiry date and three years after effective date of retirement. In case of retirement in 2019 or after, option expiry does not accelerate, provided NEO is a "Good Leaver".(1)	All unexercised options expire on effective date of termination.	Unvested and unexercised options expire on earlier of option expiry date and three months after effective date of termination.	Vested options can be exercised until earlier of option expiry date and 12 months after Notice Period (as defined above). Unvested options accelerate and can be exercised until same date.

Benefits & Perks	None	None	None	None	None

Pension	None	None	None	None	None

Note:

1.
"Good Leaver" applies where a retiring NEO does not receive severance and enters into a retirement agreement approved by the Board which establishes a reasonable notice period prior to the NEO's retirement date, outlines his transitional responsibilities and reaffirms his non-competition and non-solicitation obligations.

Business of the Meeting        55

Summary of Incremental Severance, Termination and Change in Control Payments	The table below shows the value of the estimated incremental payments or benefits that would accrue to each NEO upon termination of his or her employment following resignation, normal retirement, termination without cause, termination with cause and termination without cause on change in control. For stock options, the values shown represent the in-the-money value of any grants the vesting of which would accelerate as a result of each termination circumstance below.

	Resignation	Retirement	Termination – Cause	Termination Without Cause	Termination Without Cause on Change in Control

Donald J. Walker
Severance	NIL	NIL	NIL	23,233,000	23,233,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	2,734,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					25,967,000

Vincent J. Galifi
Severance	NIL	NIL	NIL	10,455,000	10,455,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	1,004,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					11,459,000

Tommy J. Skudutis
Severance	NIL	NIL	NIL	15,389,000	15,389,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	566,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					15,955,000

Seetarama S. Kotagiri
Severance	NIL	NIL	NIL	1,269,000	1,269,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	254,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					1,523,000

James J. Tobin
Severance	NIL	NIL	NIL	5,071,000	5,071,000
ROIC PSUs	NIL	NIL	NIL	NIL	NIL
rTSR PSUs	NIL	NIL	NIL	NIL	NIL
Stock Options	NIL	NIL	NIL	NIL	256,000
Benefits & Perks	NIL	NIL	NIL	NIL	NIL
Pension	NIL	NIL	NIL	NIL	NIL

Total					5,327,000

Note:

1. Represents the in-the-money value of options, the vesting of which is accelerated in case of a change in control followed by an act of "good reason" resulting in a "double-trigger change" in control, using the closing price of Magna Common Shares on the TSX on December 31, 2018, converted at the BoC exchange rate on such date for options denominated in C$.

56       Business of the Meeting

D. Compensation Risk Management

Overall Level of Compensation Risk is Reasonable in Light of Nature of Magna's Business and Industry
The CGCNC has considered whether Magna's executive compensation system may encourage excessive risk taking. The CGCNC concluded that the potential risks created by any particular element of the system are appropriately mitigated by other elements and that the overall level of risk is reasonable in light of the nature of Magna's business and the automotive industry. In reaching this conclusion, the CGCNC considered the methods described below which are employed to help establish an appropriate balance between risk and reward, as well as to encourage responsible decision-making:

■     Board/CGCNC oversight of executive compensation generally;
 ■     independent advice and recommendations on compensation matters provided by compensation consultants and legal advisors directly selected and retained by the CGCNC;
 ■     Board/CGCNC discretion to determine target total compensation and adjust profit-sharing percentages on notice or in case of M&A transactions;
■     complete Board/CGCNC discretion over LTI structure;
 ■     mix of compensation vehicles and metrics;
 ■     links between executive compensation and consequences of management decision-making, including due to dollar-for-dollar impact of impairments and restructuring charges on profit-sharing pool;
 ■     performance conditioning of PSUs and 200% cap on the maximum number of PSUs which can be realized;
■     compensation clawback in the event of a financial restatement (excluding a restatement resulting from retroactive application of a change to GAAP);
 ■     forfeiture risk applicable to PSUs, stock options and unreleased restricted shares in certain circumstances;
 ■     significant levels of personal wealth "at risk" due to equity maintenance requirements;
 ■     post-retirement holdback of option shares resulting from option exercise occurring within one-year prior to retirement; and
■ anti-hedging restrictions.

Business of the Meeting        57

Summary Compensation Table

The following table sets forth a summary of all compensation earned in respect of 2018, 2017 and 2016 by the individuals who were our Named Executive Officers in respect of 2018. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

					NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	SHARE-BASED AWARDS(1) ($)	OPTION-BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)

Donald J. Walker	2018	325,000	7,140,000	4,760,000	7,727,000	NIL	NIL	121,000	20,073,000
Chief Executive Officer	2017	325,000	7,140,000	4,760,000	7,978,000	NIL	NIL	155,000(4)	20,358,000
	2016	325,000	9,050,000	1,188,000	10,902,000	NIL	NIL	123,000(4)	21,588,000

Vincent J. Galifi	2018	325,000	2,898,000	1,932,000	3,660,000	NIL	NIL	44,000	8,859,000
Executive Vice-President	2017	325,000	2,898,000	1,932,000	3,779,000	NIL	NIL	64,000(5)	8,998,000
and Chief Financial Officer	2016	325,000	3,522,000	410,000	4,361,000	NIL	NIL	45,000(5)	8,663,000

Tommy J. Skudutis	2018	325,000	3,464,000	350,000	4,409,000	NIL	NIL	25,000	8,573,000
Chief Operating Officer	2017	325,000	3,522,000	350,000	4,496,000	NIL	NIL	18,000(6)	8,711,000
	2016	325,000	3,492,000	390,000	4,361,000	NIL	NIL	33,000(6)	8,601,000

Seetarama S. Kotagiri	2018	325,000	1,745,000	830,000	2,098,000	NIL	NIL	NIL	4,998,000
Executive Vice-President	2017	325,000	1,281,000	374,000	1,294,000	NIL	NIL	NIL	3,274,000
and Chief Technology Officer	2016	325,000	948,000	180,000	1,018,000	NIL	NIL	NIL	2,471,000

James J. Tobin	2018	325,000	996,000	664,000	1,220,000	NIL	NIL	NIL	3,205,000
Chief Marketing Officer	2017	325,000	1,354,000	170,000	1,648,000	NIL	NIL	NIL	3,497,000
and President, Magna Asia	2016	325,000	1,329,000	176,000	1,599,000	NIL	NIL	NIL	3,429,000

Notes:

1.
Amounts disclosed in this column represent the grant value (at target) of PSUs and, where applicable, the grant date fair value of annual profit sharing bonuses deferred in the form of RSUs.

2.
Amounts disclosed in this column represent the compensation value intended to be conferred by the Board in the form of the stock options. In valuing such options, the CGCNC initially made reference to the value of a time-vested stock option determined using the Black-Scholes option pricing model, as set forth in the table below. Where the inputs and assumptions used in the Black-Scholes option pricing model would have resulted in a value below 20% of the option exercise price, which the CGCNC deemed to be unreasonably low, the CGCNC imposed a "floor" value of 20% of the exercise price.

The Black-Scholes option pricing model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted.

The weighted average assumptions used in measuring the Black-Scholes fair value and "floor value" of stock options applicable to 2018, 2017 and 2016 NEO compensation are as follows:

	FEBRUARY 25, 2019(a)	MAY 14, 2018(b)	MARCH 19, 2018(c)	AUGUST 14, 2017(d)	MARCH 8, 2017(e)	FEBRUARY 27, 2017(f)

Risk-free interest rate	2.51%	2.61%	2.62%	1.74%	2.02%	1.92%

Expected dividend yield	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%

Expected volatility (rounded)	27%	26%	25%	25%	26%	26%

Expected time until exercise	4.5 years	4.5 years	4.5 years	4.5 years	4.5 years	4.5 years

Grant Date Fair Value per option (Black-Scholes)	$11.63	$13.13	$11.20	$8.53	$8.35	$8.35

"Floor Value"	—	—	—	$9.12	$8.55	$8.61

  a.
  Options granted to T. Skudutis (in respect of 2018 compensation).
  b.
  Options granted to S. Kotagiri and J. Tobin (in respect of 2018 compensation).
  c.
  Options granted to D. Walker, V. Galifi, S. Kotagiri (all in respect of 2018 compensation) and T. Skudutis and J. Tobin (in respect of 2017 compensation).
  d.
  Options granted to S. Kotagiri (in respect of 2017 compensation).
  e.
  Options granted to D. Walker and V. Galifi (in respect of 2017 compensation).
  f.
  Options granted to T. Skudutis, S. Kotagiri and J. Tobin (in respect of 2016 compensation).

58       Business of the Meeting

3.
Amounts disclosed in this column represent annual profit sharing bonuses paid in cash.

4.
Amounts disclosed in this column consist of:

DESCRIPTION	2018 ($)	2017 ($)	2016 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy	121,000	132,000	123,000

Personal use of corporate aircraft	NIL	32,000	NIL

Total	121,000	155,000	123,000

5.
Amounts disclosed in this column consist of:

DESCRIPTION	2018 ($)	2017 ($)	2016 ($)

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy	44,000	48,000	45,000

Personal use of corporate aircraft	NIL	16,000	NIL

Total	44,000	64,000	45,000

6.
Amounts disclosed in this column consist of:

DESCRIPTION	2018 ($)	2017 ($)	2016 ($)

Personal use of corporate aircraft	25,000	18,000	33,000

Business of the Meeting        59

Incentive Plans and Awards

Stock Option Plans	Stock option grants are made under the 2009 Plan, which was approved by shareholders on May 6, 2010 and is administered by the CGCNC.
Eligible Participants Under 2009 Plan
Under the 2009 Plan, stock options may be granted to employees of and consultants to Magna and its subsidiaries. The CGCNC does not foresee options being granted to consultants, except in limited circumstances such as where an individual performs services for Magna through a consulting arrangement for tax or other similar reasons. No options were granted to consultants in 2018 or to date in 2019.
2009 Plan Limits	The maximum number of Common Shares:
■ issued to Magna "insiders" within any one-year period; and
■ issuable to Magna insiders at any time,
under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual) cannot exceed 10% of our total issued and outstanding Common Shares, respectively.
Option Exercise Prices are at or Above Market Price on Date of Grant
Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant.
3-Year Option Vesting; 7-Year Option Life
Time-vested options granted under the 2009 Plan vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCNC. Subject to accelerated expiry of time-vested options in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCNC. On cancellation or surrender of options under the 2009 Plan, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.
Amending the 2009 Plan	The 2009 Plan gives the Board the power to amend the plan, except for the following types of amendments which require shareholder approval:
■ increases to the number of shares reserved for issuance under the plan (excluding an equitable increase in connection with certain capital reorganizations);
■ a reduction in the exercise price of an option;
■ an extension of an option term (excluding certain limited extensions to allow the exercise of options which expire during or within two business days after the end of a trading blackout);
■ an increase in the 10% limit on option shares issuable to insiders, as described above; and
■ amendment of the amending provision of the plan.
There were no amendments to the 2009 Plan during 2018.

60       Business of the Meeting

Copies of Option Plans on Magna.com	The full text of the amended and restated 2009 Plan is available on our website (www.magna.com).
Equity Compensation Plan Information	As of December 31, 2018 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2018 (#)	RECORD DATE (#)	12/31/2018 ($)	RECORD DATE ($)	12/31/2018 (#)	RECORD DATE (#)

Equity compensation plans approved by securityholders:
2009 Plan	7,977,830	9,424,053	$46.30	$47.97	6,361,239	4,704,484

Option Burn-Rate, Dilution and Overhang	Taking into account the 1,632,664 options granted in calendar 2018, Magna's burn-rate option dilution and overhang were as follows as of December 31, 2018:

Notes:
1. Represents stock options granted in calendar 2018, expressed as a proportion of the number of Magna Common Shares which were outstanding as of December 31, 2018.
2. Represents all stock options previously granted but not exercised as of December 31, 2018, expressed as a proportion of the number of Magna Common Shares which were outstanding as of such date.

3. Represents all stock options available for grant and all stock options previously granted but not exercised as of December 31, 2018, expressed as a proportion of the number of Magna Common Shares which were outstanding as of such date.

Business of the Meeting        61

Outstanding Option and Share-Based Awards	Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2018 were as follows:

	OPTION-BASED AWARDS				SHARE-BASED AWARDS

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(1) (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS(2) ($)	NUMBER OF SHARE-BASED AWARDS THAT HAVE NOT VESTED(3) (#)	MARKET OR PAYOUT VALUE OF SHARE-BASED AWARDS THAT HAVE NOT VESTED(3) ($)	MARKET OR PAYOUT VALUE OF VESTED SHARE-BASED AWARDS NOT PAID OUT OR DISTRIBUTED ($)(4)

Donald J. Walker	264,000	C$53.35	03/04/21	1,667,000	331,742	15,078,000	NIL
	320,414	$54.53	02/25/22	NIL
	417,878	$38.23	02/28/23	3,017,000
	137,979	$43.05	02/26/24	331,000
	556,725	$42.73	03/07/24	1,514,000
	425,000	$55.64	03/18/25	NIL

Total	2,121,996			6,530,000

Vincent J. Galifi	92,000	C$53.35	03/04/21	581,000	132,183	6,008,000	NIL
	112,782	$54.53	02/25/22	NIL
	144,186	$38.23	02/28/23	1,041,000
	47,619	$43.05	02/26/24	114,000
	225,964	$42.73	03/07/24	615,000
	175,562	$55.64	03/18/25	NIL

Total	799,113			2,351,000

Tommy J. Skudutis	101,270	$54.53	02/25/22	NIL	34,730	1,578,000	8,605,000
	136,628	$38.23	02/28/23	986,000
	45,296	$43.05	02/26/24	109,000
	31,250	$55.64	03/18/25	NIL

Total	314,444			1,095,000

Seetarama S. Kotagiri	24,500	$48.05	03/04/21	NIL	56,151	2,552,000	2,790,000
	37,888	$54.53	02/25/22	NIL
	61,047	$38.23	02/28/23	441,000
	20,906	$43.05	02/26/24	50,000
	41,008	$45.62	08/13/24	NIL
	62,144	$55.64	03/18/25	NIL
	11,424	$63.17	05/13/25	NIL

Total	258,917			491,000

James J. Tobin	36,398	$27.76	03/03/20	644,000	29,355	1,334,000	1,066,000
	40,000	$48.05	03/04/21	NIL
	45,846	$54.53	02/25/22	NIL
	61,773	$38.23	02/28/23	446,000
	20,441	$43.05	02/26/24	49,000
	15,179	$55.64	03/18/25	NIL
	50,571	$63.17	05/13/25	NIL

Total	270,208			1,139,000

Notes:

1.
Includes both vested and unvested options.

2.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2018 and the BoC exchange rate on such date for options denominated in C$. Value shown reflects in-the-money value of all options, whether or not exercisable as of December 31, 2018.

3.
Represents ROIC PSUs and rTSR PSUs, at target.

4.
Represents the market value of previously granted, unreleased restricted shares and any RSUs which had not been redeemed as at December 31, 2018. The value shown was determined using the closing price of Magna Common Shares on the NYSE on December 31, 2018.

62       Business of the Meeting

Incentive Plan Awards – Value Vested During the Year	The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2018, are set forth below:

NAME	OPTION-BASED AWARDS – VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION – VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	5,598,000	238,000	7,727,000

Vincent J. Galifi	2,042,000	95,000	3,660,000

Tommy J. Skudutis	1,238,000	213,000	4,409,000

Seetarama S. Kotagiri	700,000	115,000	2,098,000

James J. Tobin	559,000	66,000	1,220,000

Notes:

1.
Represents the vesting date value of previouly granted stock options which vested during 2018 and assumes that any such options which were in-the-money were exercised on the vesting date.

2.
In the case of each NEO other than Mr. Skudutis, the amounts in this column represent dividends credited on unreleased RSUs granted in prior years. For Mr. Skudutis, the amount in this column represents the value of profit sharing bonuses deferred in the form of RSUs in respect of 2018, all of which vested in 2018, together with dividends credited on their aggregate RSU balance, which includes RSUs granted in prior years.

3.
Represents the value of profit sharing bonuses paid in cash in respect of 2018.

2016 PSU Awards – Performance and Payout

LTIs awarded to NEOs in respect of 2016 consisted of ROIC PSUs (40%), rTSR PSUs (20%) and stock options (40%). The ROIC PSUs and rTSR PSUs, which covered a performance period from January 1, 2016 to December 31, 2018, vested on February 21, 2019, following review by the CGCNC and Board approval of the payouts.

The 2016 ROIC PSU payout was at the 132% level on a payout scale of 0% to 200%, as follows:

	2016	2017	2018

ROIC Performance	17.2%	16.1%	14.5%

Payout Level	160%	136%	100%

3-yr Avg. Payout		132%

The 2016 rTSR PSU payout was at the 200% level on a payout scale of 0% to 200%, based on a TSR rank of fourth out of 16, which placed Magna at the 80th percentile of the rTSR peer group, as follows:

rTSR PEER	TSR (%)	RANK	rTSR PEER	TSR (%)	RANK

Gentex Corp.	37.8	1	Autoliv, Inc.	-9.5	9

S&P500	33.5	2	BorgWarner Inc.	-11.8	10

FiatChrysler/Ford/GM	20.2	3	Continental/Faurecia/Valeo	-25.5	11

Magna	16.8	4	Linamar Corporation	-34.0	12

Lear Corporation	5.7	5	Tenneco Inc.	-37.0	13

Martinrea International Inc.	3.6	6	American Axle Mfg. Holdings	-43.9	14

Dana Incorporated	2.5	7	Adient plc	-53.6	15

Visteon Corporation	-6.5	8	Delphi Technologies plc	-64.2	16

As a result of the foregoing, the number of 2016 ROIC PSUs and 2016 rTSR PSUs realized by each NEO effective February 21, 2019, was as follows:

NAME	ROIC PSUS AT TARGET (#)	ROIC PSUS REALIZED (#)	rTSR PSUS AT TARGET (#)	rTSR PSUS REALIZED (#)

Donald J. Walker	27,049	35,705	13,525	27,050

Vincent J. Galifi	9,335	12,322	4,668	9,336

Tommy J. Skudutis	8,880	11,722	4,440	8,880

Seetarama S. Kotagiri	4,098	5,409	2,049	4,098

James J. Tobin	4,007	5,289	2,004	4,008

Business of the Meeting        63

The following proposal has been submitted by The Catherine Donnelly Foundation, a holder of 4,000 Common Shares of Magna (approximately 0.001% of Magna's issued and outstanding capital as of the Record Date), for consideration at the meeting. The shareholder proposal, including the supporting statement, is included exactly as submitted to us by the proposing shareholder.

The Board and management recommend that you vote AGAINST this shareholder proposal

The Shareholder Proposal

Resolved:

That the Board of Directors expand its annual disclosure to shareholders, at reasonable cost and omitting proprietary information, to include key performance indicators (KPIs) on human capital management and human rights due diligence related to the company's global manufacturing sites and its global supply chain. The report should include:

  1.
  Within global manufacturing sites: Comprehensive workforce metrics including the number of temporary workers at Magna's manufacturing sites, health and safety KPIs, responsible labour recruitment measures currently in use, and the number and types of complaints received and remedies offered under its grievance mechanism; and
  2.
  Within the global supply chain: KPIs on the number of supplier audits conducted, the most salient human rights risks identified and corrective measures implemented to avoid adverse human rights impacts.

In order to provide comparable and consistent information, the metrics reported should align with internationally recognized good practice for reporting such as the Global Reporting Initiative (GRI) and/or the Workforce Disclosure Initiative (WDI) along with guidance provided through industry initiatives, such as Automotive Industry Action Group.

Supporting Statement

In recent years, Magna has been expanding its manufacturing and sourcing activities in or near growth markets such as China, India, Thailand and Mexico where certain risks tend to be higher as a result of less stringent regulatory oversight. These risk factors include, but are not limited to, a weaker enforcement of fundamental rights and principles at work, including freedom of association, the weak management of health and safety issues, excessive and sometimes illegal working hours, forced labour, and a disproportionate reliance on temporary and migrant workers.

While Magna has taken the encouraging step of including a sustainability report in the Annual Information Form it published in 2018, the report provides insufficient metrics to help investors ascertain the company's approach to

64       Business of the Meeting

human capital management and human rights due diligence and remedy in its global manufacturing operations and supply chain. For instance, it does not disclose any metrics on health and safety performance (e.g.: number of fatalities), it does not provide a breakdown of permanent versus temporary employees nor does it provide metrics on the types of complaints received and corrective action plans adopted to remedy adverse human rights impacts. Given that the company employees more than 174,000 employees across 348 manufacturing sites in 28 countries, this gap in disclosure undermines the ability of investors to ascertain the key risks described above.

Auto parts suppliers face increasing scrutiny by their Original Equipment Manufacturer clients over their management of environmental and social issues. The Automotive Industry Action Group and Drive Sustainability, the two leading auto industry bodies, recently updated their Global Automotive Sustainability Practical Guidance which calls on companies to disclose information regarding their labour force and health and safety practices. Some of Magna's largest clients, including Ford, Fiat Chrysler and Volkswagen all participated in the revision of the Principles thereby creating an added incentive for Magna to demonstrate good performance.

Magna's Response

Magna has carefully considered the Shareholder Proposal and has determined that it currently provides an appropriate level of general disclosure on the applicable topics and that it would not be practicable to provide the level of detail sought by The Catherine Donnelly Foundation, the shareholder which has brought the proposal forward. For all of the reasons contained in this response, the Board and management recommend that shareholders vote AGAINST the Shareholder Proposal.

Unless otherwise instructed, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote AGAINST the shareholder proposal.

For each of the last three years, Magna has openly engaged with SHARE, an organization that was representing The Catherine Donnelly Foundation and other shareholders in such shareholder engagement discussions. Our most recent discussions with representatives of SHARE covered a number of the topics addressed in the Shareholder Proposal, as well as other sustainability/ESG topics. While we volunteered to consider a number of potential areas where disclosure enhancements could be made, we did not commit to disclosure of specific metrics, nor to allowing representatives of SHARE to preview our draft 2019 disclosure in preference to other shareholders.

We regularly assess our disclosure against large cap market norms in Canada, as well as against our automotive peers. We take these disclosure obligations seriously and voluntarily provide shareholders with an overall level of disclosure which exceeds both regulatory minimum standards and the level of voluntary disclosure made by most of our industry peers. When we receive extensive requests for disclosure of data/metrics, we balance the requests against factors such as the:

  ■
  cost/benefit of gathering data in the context of our decentralized operating model;
  ■
  potential impact of disclosure on our competitive position;
  ■
  extent to which proprietary, confidential or otherwise competitively sensitive information would need to be disclosed to provide a full response; and
  ■
  likelihood of the requested information being used by parties which are adversarial to Magna.

We believe that the overall level of our disclosure represents a fair and reasonable balance between the interests of the company as a whole and those of various stakeholder groups.

Business of the Meeting        65

The Shareholder Proposal recognizes Magna's recent actions to enhance our disclosure, through the introduction in 2018 of the Sustainability Report in our Annual Information Form/Annual report on Form 40-F (which is also available on our website (www.magna.com) under "Company – Sustainability"). For 2019, we have further evolved and enhanced the disclosure in the Sustainability Report, where practicable, and we will continue to seek ways to do so in the future. While we cannot satisfy the expectations of each and every shareholder, our management-led investor relations outreach together with our Board-led shareholder engagement continues to suggest to us that shareholders are generally satisfied with our sustainability efforts and the overall level of our disclosure on sustainability topics. We will continue to engage with our shareholders and will assess each request for additional disclosure on its merits, in light of the factors above.

Workforce Metrics

Magna has over 174,000 employees in 348 manufacturing operations and 91 product development, engineering and sales centres in 28 countries. In our decentralized operating model, each individual manufacturing operation is an autonomous business unit operating under the authority of a general manager who has the authority to determine the levels of full-time, part-time and contract employees at his or her facility. Such decisions are based on production levels at the facility, which vary due to fluctuations in vehicle production levels of applicable customers. Accordingly:

  ■
  contract employee metrics are not meaningful in isolation from detailed, proprietary production data by product type, customer, operating facility and geographic region, the disclosure of which would place Magna at a significant competitive disadvantage; and
  ■
  aggregation of the number or proportion of contract employees across all 348 manufacturing facilities in 28 countries at a point in time would represent overly generalized information which would not be reliable for meaningful conclusions, and could be misinterpreted if presented in isolation from a significant amount of proprietary production data.

Health and Safety KPIs

Our Sustainability Report includes extensive discussion of our commitment to employee health and safety, as reflected in our Employee's Charter, and as assessed through our global program of health and safety audits/inspections. This program covers health, safety, industrial hygiene, industrial ergonomics and emergency preparedness policies/action plans, and incorporates international, regional, and country-specific standards. Updates are presented to the CGCNC, a Board committee comprised solely of independent directors, twice per year.

Responsible Labour Recruitment Measures

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our Fair Enterprise culture in which employees and management share the responsibility to help ensure our success. Our Employee's Charter, a foundational document in our business, describes our commitments to employees. Additionally, we recently adopted a Global Labour Standards Policy, which codifies existing practices consistent with our Fair Enterprise culture, and provides a framework for our commitment to fundamental human rights and international labour relations. Our Employee's Charter and Global Labour Standards Policy, together with other elements of our approach to labour relations, are described in more detail in the Sustainability Report.

66       Business of the Meeting

Grievance Mechanism Metrics

Magna maintains multiple mechanisms to enable employees and other stakeholders to identify and elevate concerns, including:

  ■
  an "open door" policy;
  ■
  Fairness Committees and Employee Advocates, both of which are described in our sustainability report; and
  ■
  our employee Hotline.

We have considered whether Hotline metrics can be disclosed, but concluded that the risks of disclosure exceed any potential benefit.

Supply Chain

Our Sustainability Report provides details on our supply chain management program. This includes details on the scope of our expectations of suppliers, as contained in our Supplier Code of Conduct and Ethics (the "Supplier Code") and Global Working Conditions, as well as the nature of due diligence we conduct on our supply base. Suppliers found to be in violation of the Supplier Code or Global Working Conditions face the risk of termination. For 2019, we have added a statement to the Sustainability Report confirming that we did not become aware of any human rights violations through our supply chain review procedures in 2018. As stated in the Sustainability Report, we continue to support and participate in industry efforts to develop common standards related to supply chain sustainability.

Business of the Meeting        67

Corporate Governance At Magna

Magna believes that strong corporate governance practices are essential to fostering stakeholder trust and confidence, management accountability and long-term shareholder value. This commitment to sound and effective governance starts with a diverse, experienced and highly-skilled Board that:

  ■
  is informed, active and engaged;

  ■
  functions independently of Management;

  ■
  embraces evaluation and continuous development;

  ■
  values transparency and is accountable to stakeholders; and

  ■
  fosters a culture of integrity and ethical conduct.

The manner in which these important characteristics support the Board in fulfilling its stewardship role are detailed in this section. Details about our Nominees for election at the Meeting, including their biographies, skills and experience, tenure and compensation can be found in the "Business of the Meeting – Election of Directors" section of this Circular.

Our approach to corporate governance is set forth in our Board Charter, which is available on our website (www.magna.com) and has been filed on SEDAR (www.sedar.com). The Board Charter is reviewed at least annually and updated as needed to reflect evolving best practices in corporate governance.

CORPORATE GOVERNANCE OVERVIEW

Active Board engagement in, and approval of strategy	✓	Annual director election; no slate ballots	✓

Broad oversight of risk	✓	Majority voting policy and prompt disclosure of vote results	✓

Strong oversight of management succession planning	✓	Advance Notice By-Law	✓

Active shareholder engagement	✓	Independent Board Chair	✓

Commitment to culture of ethics and compliance	✓	100% of Board Committee members are independent	✓

Diverse range of Nominee skills, expertise and backgrounds	✓	Committees with full authority to retain independent advisors	✓

Diversity statement in Board Charter	✓	Director orientation and continuing education	✓

Director tenure guideline	✓	Rigorous annual Board/Director effectiveness evaluation	✓

Limitation on director interlocks	✓	Equity maintenance requirement and mandatory deferral of director fees until retirement creates alignment with shareholders	✓

Annual Say on Pay vote	✓	Anti-hedging restrictions for directors, officers and employees	✓

68       Corporate Governance

Governance Environment

Regulation

Magna's Common Shares are listed on the TSX (stock symbol: MG) and the NYSE (stock symbol: MGA). In addition to being subject to regulation by these stock exchanges, we are subject to securities and corporate governance regulation by the Canadian Securities Administrators ("CSA"), including the Ontario Securities Commission, which is Magna's primary securities regulator. Magna is also regulated by the United States Securities and Exchange Commission ("SEC") as a "foreign private issuer".

We meet or exceed all of the guidelines established by the CSA in National Policy 58-201 – Corporate Governance Guidelines. Additionally, although we are not required to comply with most of NYSE's Corporate Governance Standards, our practices meet or exceed them in all material respects. Any differences between our governance practices and NYSE's Corporate Governance Standards are discussed in the "Statement of Significant Governance Differences (NYSE)" which can be found on our website (www.magna.com).

Best Practices

Magna also monitors the voting policies, corporate governance guidelines and recommended best practices of our largest institutional shareholders, shareholder representative organizations, such as the Canadian Coalition for Good Governance, as well as proxy advisory firms, such as Institutional Shareholder Services and Glass Lewis & Co.

About the Board

Board Size and Term

Our articles of incorporation permit a Board size of between five and fifteen directors, with the exact number to be determined by the Board. Over the last ten years, our Board has ranged between nine and fourteen directors, with an average of eleven. For 2019, eleven nominees have been put forward for election by shareholders. The Board believes that this is an appropriate number of nominees in light of the scale and complexity of Magna's business and the markets in which we operate, as well as the range of skills needed to effectively oversee the company's strategy and risks, provide strategic guidance and advice to Executive Management, staff Board Committees and address planned director retirements effectively. Each director is elected for a one-year term expiring at our next annual meeting of shareholders.

Minimum Qualifications for Service as a Director of Magna

In addition to the minimum qualifications specified in the OBCA, our Board Charter requires that each director possess the following attributes:

  ■
  personal and professional integrity;
  ■
  significant achievement in his or her field;
  ■
  experience and expertise relevant to our business;
  ■
  a reputation for sound and mature business judgment;
  ■
  the commitment and ability to devote the necessary time and effort in order to conduct his or her duties effectively; and
  ■
  general ability to read and understand financial statements.

Beyond the above minimum qualifications for service, we expect all of our directors to attend all Board and Committee meetings. However, we recognize that scheduling conflicts are unavoidable from time to time, particularly in the case of meetings which are called on short notice. Accordingly, directors are subject to a

Corporate Governance        69

minimum attendance requirement of 75% for all regularly scheduled Board and Committee meetings, except where an absence is due to a medical or other valid reason.

In order to be able to devote the necessary time and effort to the activities of the Board and its committees, we do not allow directors to sit on a total of more than four public company boards without the prior approval of the CGCNC. A director who serves as a chief executive officer (or equivalent position) of a public company, may only serve on the board of one public company other than the company of which he or she is a chief executive officer. Our chief executive officer is allowed to serve on the board of one other public company, but does not currently serve on any other boards.

Board Leadership

Our Board is led by an independent Board Chair who is annually selected by the Independent Directors from among themselves. William Young has served as our independent Chairman since May 2012.

The Board Chair's basic duties include presiding over Board meetings, including in camera sessions at each such meeting involving the Independent Directors, overseeing Board Committees and coordinating Board activities with Committee Chairs. Other duties of the Board Chair, as described in the Board Charter include:

  ■
  agenda-setting for Board meetings;
  ■
  representing the Board in discussions with third parties;
  ■
  representing the Board in discussions with Executive Management;
  ■
  generally ensuring that the Board functions independently of Executive Management;
  ■
  assisting in recruiting director candidates who have been identified by the CGCNC; and
  ■
  overseeing the annual evaluation process of the Board and its Committees.

The Board can delegate additional responsibilities to the Board Chair at any time. Any change to the responsibilities listed in the Board Charter must be approved by the Board.

Board Committee Structure

The Board carries out its duties in part through standing Committees. Each Independent Director is expected to serve on at least one standing Committee, but may attend the meetings of any other Committee. Committee staffing assignments are made with the aim of best matching the skills and expertise of Independent Directors to the Committee mandates in order to maximize the overall effectiveness of the Board and its Committees.

The Board currently maintains three standing committees to assist it in carrying out its duties:

  ■
  Audit Committee;
  ■
  CGCNC; and
  ■
  Technology Committee.

All of the Board Committees are chaired by Independent Directors and operate under Committee Charters, which are available on our website (www.magna.com) and on SEDAR (www.sedar.com). Each Committee has prepared a report appearing later in this Circular, summarizing the Committee's mandate and membership, highlighting key accomplishments and identifying major areas of focus.

In addition to the Board's standing Committees, the Board may establish special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. There were no special committees during 2018.

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Director Compensation

Compensation for our Independent Directors is structured to attract and retain skilled independent directors and align their interests with the interests of our long-term shareholders. The details of our director compensation structure and 2018 independent director compensation can be found in the "Business of the Meeting – Director Compensation" section of this Circular.

Board Independence

Shareholders are best served by a strong Board which exercises independent judgment, as well as prudent and effective oversight on behalf of shareholders. Assuming all of the Nominees listed in this Circular are elected with a majority of votes, nine out of eleven, or 82%, of the directors on our Board will be "independent". This exceeds the minimum two-thirds independence requirement contained in our Board Charter and recommended by the Canadian Coalition for Good Governance, as well as the recommendation in National Policy 58-201 that a majority of directors be independent.

Definition of Independence

A Magna director is considered to be independent only after the Board has affirmatively determined that the director has no direct or indirect material relationship which could interfere with the exercise of his or her independent judgment. This approach to determining director independence draws upon the definitions contained in Section 1.4 of National Instrument 52-110 ("NI 52-110") and Section 303A.02 of the NYSE's Corporate Governance Listing Standards, as well as the specific relationships identified in those instruments as precluding a person from being determined to be an independent director.

Audit Committee members are subject to a higher standard of independence than other directors, consistent with Section 1.5 of NI 52-110. Under this standard, a person cannot be considered an independent director for purposes of Audit Committee membership if he or she is a partner, member, executive officer, managing director or person in similar position at an accounting, consulting, legal, investment banking or financial advisory services firm providing services to Magna (including any subsidiary) for consulting, advisory or other compensatory fees.

In determining whether any candidate for service on the Board is independent, information is typically compiled from a variety of sources, including: written questionnaires completed by directors/candidates; information previously provided to us by directors; our records relating to relationships with accounting, consulting, legal, investment banking or financial advisory services firms, together with information provided to us by such firms; and publicly available information. The CGCNC is provided with a summary of all such relationships (whether or not material) known by Magna based on the foregoing sources. Following the CGCNC's consideration and assessment of such information, it presents its recommendation to the Board for approval.

Additional Ways In Which Independence is Fostered

Aside from the two-thirds independence requirement, there are other ways in which Board independence is fostered, including:

  ■
  separation of the roles of Board Chair and Chief Executive Officer, together with position descriptions defining such roles;
  ■
  a requirement that the Chief Executive Officer resign from the Board when he or she retires from Management;
  ■
  the use of in camera sessions at every Board and Committee meeting;
  ■
  the right of the Board and each Committee to engage independent legal, financial and other advisors at Magna's expense;

Corporate Governance        71

  ■
  limitations on board interlocks;
  ■
  Board and Committee Chairs' authority over meeting agendas and attendees; and
  ■
  Independent Directors' right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee.

Committee Independence

The Board believes that Committee independence is critical to enabling the Board to exercise prudent and effective oversight. In addition to permitting only Independent Directors to serve on Committees, Committee independence is promoted in a number of ways, including the:

  ■
  use of in camera sessions at every Committee meeting;
  ■
  right of each Committee to retain independent advisors at Magna's expense;
  ■
  inclusion in each Committee Charter of a position description for the Committee Chair;
  ■
  Committee Chairs' authority over meeting agendas and attendees;
  ■
  Committee members' right to discuss any matter with any employee or any advisor to the company, as well as any independent advisor retained by the Board or a Committee; and
  ■
  right of any Committee member to call a Committee meeting.

Interlocks

Our Board Charter limits the number of boards on which our directors can serve together. Current Board interlocks are as follows:

PUBLIC COMPANY	DIRECTOR	COMMITTEES

The Bank of Nova Scotia	Indira V. Samarasekera	Human Resources; Corporate Governance

	Scott B. Bonham	Audit & Conduct Review; Corporate Governance

Stelco Holdings Inc.	Indira V. Samarasekera	Environment, Health and Safety (Chair)

	Peter G. Bowie	Audit (Chair)

The CGCNC is satisfied that these interlocks do not impair the ability of these directors to exercise independent judgement as members of the Board. None of our directors serve on any board together with a member of Magna's Management.

CEO Position Description

A position description has been developed for the Chief Executive Officer to further promote the independence of the Board and to define the limits of the Chief Executive's authority. His basic duties and responsibilities include:

  ■
  overall direction of Magna's operations, including top-level customer contact;
  ■
  development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;
  ■
  promotion of Magna's decentralized, entrepreneurial corporate culture, as well as its culture of integrity;
  ■
  development of Magna's management reporting structure;
  ■
  management succession planning;
  ■
  together with the CGCNC, determination of compensation for members of Corporate Management;
  ■
  human resources management;
  ■
  interaction with the Board on behalf of Management; and
  ■
  communication with key stakeholders.

72       Corporate Governance

Director Conflicts of Interest and Related Party Transactions

Where a director has a conflict of interest regarding any matter before the Board, the conflicted director must declare his or her interest, depart the portion of the meeting during which the matter is discussed and abstain from voting on the matter. However, as permitted by the OBCA, directors are permitted to vote on their own compensation for serving as directors.

The CGCNC is generally responsible for reviewing and making recommendations to the Board regarding related party transactions. In the case of a related party transaction which is material in value, the unconflicted members of the Board may choose to establish a special committee composed only of Independent Directors to review and make recommendations to the Board. Related party transactions include those between Magna (including any subsidiary) and a director, officer or person owning more than 10% of our Common Shares. In reviewing and making recommendations regarding related party transactions, the CGCNC seeks to ensure that transaction terms reflect those which would typically be negotiated between arm's length parties, any value paid in the transaction represents fair market value and that the transaction is in the best interests of the company. There were no such related party transactions during 2018.

Board's Stewardship Role

The Board is responsible for the overall stewardship of Magna. To this end, the Board: supervises the management of the business and affairs of Magna in accordance with the legal requirements set out in the OBCA, as well as other applicable law; and, jointly with Management, seeks to create long-term shareholder value. The Board's stewardship role, specific responsibilities, compositional requirements and various other matters are set forth in our Board Charter.

Consistent with the standard of care for directors under the OBCA, each director on the Board seeks to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care under Ontario corporate law differs from that of some other common law jurisdictions, by requiring directors to act in the "best interests of the corporation" as opposed to the "best interests of shareholders". This distinction effectively recognizes that while individual shareholders may have conflicting interests, investment intents and investing horizons, the stewards of a corporation must act with a view to the interests of the corporation as a whole. Consistent with case law developed under the OBCA and equivalent federal and provincial corporate statutes in Canada, Magna's Board seeks to consider and balance the impact of its decisions on its affected stakeholders, including shareholders, other security holders and employees.

Corporate Governance Framework

Our corporate governance framework is centered on the following Board responsibilities:

  ■
  Corporate Culture and Approach to Corporate Governance: Magna maintains a unique entrepreneurial corporate culture which we believe has been critical to our past success and expect will be critical to our future success. The Board oversees Magna's culture and overall approach to corporate governance, including by determining the specific policies and practices which the Board believes to be in the best interests of the company. The Board has delegated to the CGCNC the responsibility for making recommendations with respect to corporate governance matters.

  ■
  Oversight of Executive Management: The Board appoints the Chief Executive Officer, assesses his performance, determines his compensation and provides strategic advice to him and other members of the Executive Management team. Additionally, the Board satisfies itself as to the integrity of each member of Executive Management and the creation by the Executive Management team of a culture of integrity and ethical business conduct throughout the company.

Corporate Governance        73

  ■
  Executive Compensation: The Board oversees our system of executive compensation by structuring incentives aimed at attracting, retaining and motivating skilled executives to responsibly achieve the long-term objectives established through the company's strategic planning process. The Board has delegated to the CGCNC the responsibility for making recommendations on executive compensation matters. The CD&A section of this Circular contains a detailed discussion of how the Board and CGCNC fulfill their responsibilities related to executive compensation decisions.

  ■
  Succession Planning: The Board satisfies itself that the company has developed appropriate succession plans identifying potential future candidates for all positions within Executive Management, management of Magna's Operating Groups and other key positions in the company. In fulfilling these responsibilities, the Board aims to satisfy itself that Magna's succession processes:
  ■
  have been structured to enable the Board to promptly address an unplanned succession event involving members of Executive Management;
  ■
  will facilitate seamless transitions of members of Executive Management and Operating Group management, as such managers retire, are promoted to new roles or leave the company; and
  ■
  include robust and effective talent management practices to identify, reward, retain, develop and promote high-performing employees.

    The Board receives regular updates on Magna's leadership development and succession planning activities, from our Chief Executive Officer and our Chief Human Resources Officer. Additionally, the Board has multiple opportunities each year to meet and engage with key managers and high-performing employees. Overall, the Board is satisfied that Magna has in place appropriate succession plans addressing key positions within the company, including the Chief Executive Officer's, as well as a leadership development system which supports the company's succession planning objectives more generally.

  ■
  Strategic Planning: The Board oversees the development and implementation of the company's long-term strategy, as well as its near-term (typically three-year) business plan. In fulfilling this responsibility, the Board meets with Executive Management and Operating Group Management in two or more dedicated sessions each year, during which the Board:
  ■
  assesses strategic priorities in light of automotive industry trends and developments;
  ■
  engages with and provides advice and guidance to, Executive Management on the company's approach to product portfolio, key customers, geographic footprint, core and emerging technologies, R&D priorities, acquisitions/divestitures, capital structure, talent management and other areas of strategy;
  ■
  considers consolidated and Operating Group three-year business plans, together with sensitivity analyses of the consolidated business plan;
  ■
  evaluates short-, medium- and long-term risks that could erode the value of the company's businesses and business units, together with Management actions to mitigate such risks;
  ■
  approves a capital expenditure budget for the year;
  ■
  approves a three-year consolidated business plan and updated strategic plan; and
  ■
  jointly identifies with Executive Management action plans to address at subsequent Board meetings any open questions/issues arising from the business planning/strategy session.

    The company's strategy is discussed in the "Compensation and Performance Report" as well as the CD&A earlier in this Circular, and is described further in the Annual Information Form/Annual Report on Form 40-F filed concurrently with this Circular.

  ■
  Capital Allocation: In approving capital, the Board is focused on ensuring that the company can deliver on the Board-approved, long-term strategic priorities, while still meeting its near-term product and program commitments to customers. Updates regarding changes in capital expenditure needs from the approved budget are presented quarterly and further Board approval is required where the company's capital expenditures are forecast to exceed the Board-approved amount for that year.

74       Corporate Governance

  ■
  Enterprise Risk Management: The Board satisfies itself as to the existence of effective processes to identify and mitigate (to the extent practicable) Magna's principal business risks. In fulfilling its oversight responsibility, the Board satisfies itself that Management has implemented appropriate strategies to address the strategic and competitive challenges faced by the company over different time horizons, manage day-to-day operational risks, promote legal and regulatory compliance and ethical conduct, safeguard corporate assets and maintain appropriate financial and internal controls designed to protect the integrity of Magna's financial statements. The Board's approach to enterprise risk recognizes that risk and reward are "flip sides of the same coin", but that management decision-making must be infused with both an awareness and understanding of such risks, as well as a clear understanding of the limits of risk that the Board will accept.

    The Board maintains risk oversight responsibility for strategic risks and has delegated specific areas of risk oversight to its standing Committees so that the directors on such Committees can bring their particular knowledge and expertise to the risks falling within the Committee's authority. The key risks overseen by the Board and each standing Board Committee are as follows:

Board

■ Strategic risk including CEO succession, operations, capital structure and product portfolio

Audit Committee	CGCNC	Technology Committee

■ Financial Reporting ■ Taxation ■ Material Litigation/Regulatory Risk ■ Ethics and Legal Compliance ■ Enterprise-wide Cybersecurity and IT	■ Corporate Governance ■ Compensation ■ Leadership Development/Succession Planning ■ Sustainability, including health and safety and environmental compliance	■ Technology risks, including product-embedded and solution software cybersecurity risks

    Each Committee's mandate and activities, including those related to risk oversight, are described further in the Committee Reports in this Circular.

  ■
  Disclosure: We have established and maintain policies and procedures designed to ensure that material information is disclosed to stakeholders is timely, factual, accurate and in compliance with the applicable regulatory and legal requirements to which Magna is subject. We maintain a disclosure committee comprised of senior management, tasked with reviewing and approving all material information and public regulatory filings prior to such information being made public and/or filed with applicable regulatory agencies. Each Board Committee also reviews the material information relevant to its mandate to be included in regulatory filings prior to consideration and approval by the Board.

  ■
  Shareholder Engagement: Our Board recognizes that being accessible and engaging in open, regular dialogue with shareholders is a vital element of strong corporate governance. The shareholder engagement activities of the Board are discussed in greater detail later in this Corporate Governance section.

  ■
  Fundamental Corporate Actions: In addition to identifying the above responsibilities, the Board Charter helps to define the role of the Board with respect to various fundamental actions, such as financial statements, material public disclosure documents, business plans and capital expenditure budgets, material financing documents, major organizational restructurings, material acquisitions and divestitures, as well as major corporate policies. We believe that the identification and definition of Board responsibility for the foregoing items promotes Board independence.

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Board Effectiveness

Recruitment and Nomination Process

The CGCNC recommends to the Board the nominees for election at each annual meeting of the company's shareholders. In carrying out this function, the CGCNC annually reviews:

  ■
  the composition of the Board relative to Magna's strategic priorities;
  ■
  feedback regarding Board composition received during the annual Board effectiveness evaluation;
  ■
  the diversity of skills, experience, perspectives and backgrounds already represented on the Board;
  ■
  planned or pending director retirements; and
  ■
  other factors.

It then seeks to address any potential gaps through recruitment of one or more additional directors identified with the assistance of a professional search firm. Potential candidates may also be recommended by existing directors, members of Management, external advisors, shareholders or others. The names of candidates identified by any such parties are provided to the search firm retained by the CGCNC for its recommendation as to suitability. The CGCNC will typically interview a short-list of three to five candidates for each Board seat it seeks to fill. Once the CGCNC has identified its preferred candidate(s), it will seek feedback from the Board as a whole.

A detailed description of our 2019 recruitment process and subsequent nomination of Lisa A. Westlake can be found in the "Business of the Meeting – Election of Directors" section of this Circular.

Diversity

We believe that shareholders benefit from a strong, independent board composed of highly-engaged directors representing a diverse range of skills, experience, perspectives and backgrounds. Rather than adopting specific diversity targets, which tend to be arbitrary, the Board has tasked the CGCNC with the responsibility of establishing director recruitment procedures that are aimed at eliciting a diverse range of candidates, without discrimination on the basis of any diversity attributes, including age, gender, cultural background, religion, physical ability and sexual orientation. The CGCNC uses a professional search firm which operates under firm instruction not to exclude any candidate on the basis of any personal characteristic or attribute which is unrelated to the individual's ability to carry out his or her duties as a director. The Board is satisfied that the above approach has been effective in achieving a diverse Board, as exemplified by the balance of female directors (36% of the Nominees), as well as the range of industries, cultural, geographic, functional and other perspectives represented by the Nominees.

Diversity within our employee population is also important to us and we strive to create an inclusive work environment throughout the company. Among other things, we have built strategic partnerships with a number of associations and non-profit organizations dedicated to mentoring and advancing career development and inclusiveness for women, including the Women's Executive Network, Catalyst, Inc. and Inforum.

Currently, 5% of our senior corporate and Operating Group leaders are female. Recognizing that this level of gender representation is not sufficient, we established a Diversity & Inclusion Council with senior functional and business leaders globally, sponsored by our Chief Executive Officer. The D&I Council, which meets quarterly to provide guidance to the business and focus on key diversity objectives, adopted a council Charter that outlines our commitment to advance diversity and inclusion across Magna.

The Board as a whole continues to advocate for improved gender representation and encourage Executive Management to take actions to improve gender representation in leadership positions and other key constituencies

76       Corporate Governance

within the company's workforce. In addition to their strong advocacy, the female directors of the Board have sought opportunities to mentor and share their experiences with the company's high-performing female employees.

Our approach to diversity is described in greater detail in our Sustainability Report.

Age and Term Limits

We have not established firm age or tenure limits for directors, which may be arbitrary. The CGCNC is committed to ensuring that Independent Directors remain active, engaged and effective participants on the Board and that they are able to function independently of Management. Decisions regarding continued service on the Board by an Independent Director are based primarily on the Board's skills needs and the Independent Director's performance, as determined through the Board's annual effectiveness evaluation, which includes peer review components. Subject to the foregoing, an Independent Director may as a general rule serve for up to twelve years.

Expected director retirement dates based on the twelve-year tenure guideline, are as follows:

Name	Retirement Year

Kurt J. Lauk	2023

William L. Young	2023

Peter G. Bowie	2024

Scott B. Bonham	2024

Indira V. Samarasekera	2026

Cynthia A. Niekamp	2026

William A. Ruh	2029

Mary S. Chan	2029

Robert F. MacLellan	2030

Lisa S. Westlake	2031

Annual Board Effectiveness Assessment

Magna maintains an annual Board effectiveness assessment process which aims to assist in the identification of short and long-term Board priorities, as well as the assessment of the overall functioning of the Board, its Committees and individual directors. The effectiveness assessment, which is overseen by the CGCNC, typically consists of the following components:

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Director Orientation and Education

We are committed to ensuring that Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of a broad range of topics, including:

  ■
  our business and operations;
  ■
  consolidated and Operating Group strategic and business plans;
  ■
  trends and risks impacting the automotive industry;
  ■
  our capital structure;
  ■
  key enterprise risks and risk mitigation policies and practices;
  ■
  our system of internal controls;
  ■
  our internal audit program;
  ■
  the external auditors' audit approach and areas of emphasis;
  ■
  our human resources policies and practices, including succession planning;
  ■
  our environmental and health/safety policies and practices;
  ■
  our Code of Conduct & Ethics, as well as our legal compliance program;
  ■
  our system of corporate governance;
  ■
  fiduciary duties and legal responsibilities applicable to directors of an Ontario corporation; and
  ■
  other matters.

We also aim to provide all directors with a continuing education program to assist them in furthering their understanding of our business and operations and the automotive industry, as well as emerging trends and issues, including in such areas as:

  ■
  corporate governance;
  ■
  risk management;
  ■
  approach to talent management;
  ■
  executive compensation;
  ■
  ethics and compliance;
  ■
  mergers and acquisitions; and
  ■
  legal/regulatory matters.

Our director education program is developed based on priorities identified by the Board and may include various elements, including: site visits to our facilities; video overviews of manufacturing facilities; guided visits to major auto shows; in-boardroom presentations by members of Management, external advisors or others; third-party led training programs; membership in organizations representing independent directors; and subscriptions to relevant periodicals or other educational resources.

Independent Directors are encouraged to participate in additional director education activities of their choosing, at our expense. We maintain Board memberships to the Institute of Corporate Directors, as well as the National Association of Corporate Directors and encourage Independent Directors to attend conferences, seminars and webinars organized by such organizations. Additionally, directors are routinely provided with reading materials on a range of topics from a number of respected external sources, including: investor representative organizations such as the Canadian Coalition for Good Governance; various Canadian and U.S. law, accounting, management consulting and executive compensation firms; automotive industry news sources; and general publications relating to public companies. Further, we regularly distribute media articles relating to Magna and the automotive industry, as well as analyst reports and updates relating to Magna, its competitors and the automotive industry.

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Board and Committee education topics during 2018 included the following:

TOPIC	PRESENTER	ATTENDED BY

Future of NAFTA	Management	Full Board

Automotive Industry Trends	Management	Full Board / Full Tech. Cmte.

Car of the Future	Management	Full Board

e-Drive Systems	Management	Full Board / Full Tech. Cmte.

Advanced Driver Assistance Systems	Management	Full Board / Full Tech. Cmte.

Operating Group Reviews	Operating Groups	Full Board

Future of Manufacturing	Management	Full Tech. Cmte.

Critical Accounting Policies and Financial Reporting Process	Management	Full Audit Cmte.

New Accounting Standards	Management	Full Audit Cmte.

New Segment Reporting Overview	Management	Full Audit Cmte.

Cybersecurity	Management	Full Audit Cmte.

European General Data Protection Regulation (GDPR) Overview	Management	Full Audit Cmte.

Corporate Governance Developments	Management	Full CGCNC

Global Macroeconomic Updates	Management	Full EROC / Full Board

Global Property Risk Control Program	Management	Full EROC

Shareholder Democracy and Engagement

Shareholder Democracy

Magna's approach to corporate governance reflects the following basic principles of shareholder democracy:

  ■
  One Share, One Vote: We have a single class of shares, with each share entitled to one vote.

  ■
  Majority Voting: Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for director nominees. A "withhold" vote is an abstention or non-vote instead of a vote against the nominee. As a result, a single "for" vote can result in a nominee being elected, no matter how many votes were withheld. We have adopted a majority voting policy in our Board Charter, under which we treat "withhold" votes as if they were votes against a nominee in the case of an uncontested election (i.e. one in which the number of nominees equals the number of Board positions). A nominee who is legally elected as a director but receives more "withhold" votes than "for" votes must immediately tender a resignation to the Chair of the CGCNC.

    Detailed voting results are promptly disclosed in a press release issued after each shareholder meeting, so that shareholders can easily understand the level of support for each nominee, as well as each other item of business at the meeting.

    Unless there are exceptional circumstances, the CGCNC and Board must accept the resignation, effective within no more than 90 days after the annual meeting. We will promptly disclose in a press release the determination made by the Board and, in the event they reject a resignation under the majority voting policy, we will disclose the nature of the exceptional circumstances underlying the refusal to accept the resignation.

    Where the CGCNC accepts a director's resignation under our majority voting policy, it may recommend and the Independent Directors may accept one of the following three outcomes:

    ■
    leave the resulting vacancy unfilled;
    ■
    fill the vacancy by appointing someone other than the director who resigned; or
    ■
    call a special meeting of shareholders at which a nominee other than the one who resigned will be proposed for election.

Corporate Governance        79

  ■
  Advance Notice By-Law: Shareholders wishing to nominate a candidate for election to our Board at an annual meeting of shareholders or any special meeting where one of the purposes of the meeting is the election of directors, may do so by complying with the advance notice provisions of our corporate By-Law. These provisions, which are intended to provide a fair and transparent process for shareholder nominations set out, among other things that timely written notice of the nomination(s) must be provided by the nominating shareholder to Magna's Corporate Secretary within the timelines, and must include the information, specified in the By-Law. The full text of our By-Law is available on our website (www.magna.com) and filed on SEDAR (www.sedar.com).

  ■
  Shareholder Proposals and Communication: Subject to meeting certain technical requirements, shareholders are entitled under applicable corporate law to put forward proposals to be voted on at a meeting of shareholders. The Board will give serious consideration to the voting results for shareholder proposals, even if they are only advisory in nature.

    Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2020 must be received by us at our principal executive offices on or before March 9, 2020 in order to be included in our 2020 Management Information Circular/Proxy Statement.

  ■
  Corporate Transactions Involving the Issuance of 25% or More of Our Issued and Outstanding Common Shares: Corporate transactions involving the issuance of a significant proportion of Common Shares may be material and should be approved by shareholders. In the event of a transaction which would involve the issuance of 25% or more of our issued and outstanding Common Shares, we will obtain shareholder approval before proceeding with the transaction.

Shareholder Engagement

We value constructive dialogue with shareholders and potential investors and regularly engage with shareholders and shareholder representative organizations throughout the year to better understand their perspectives regarding Magna. Where possible, we consider the feedback received from such meetings in refining Magna's policies, practices and/or public disclosures.

The Board's shareholder engagement activities are led by Mr. Young, the Chairman of the Board and the CGCNC. Board-led discussions typically relate to matters such as corporate governance and executive compensation. Significant shareholder and investor outreach is also conducted by members of our Executive Management team as part of our regular investor relations activities. Feedback communicated by shareholders and investors to the Executive Management team is shared with the CGCNC on a quarterly basis and the Chairman reports to the CGCNC and the full Board on a quarterly basis regarding shareholder engagement activities conducted by him.

Shareholders wishing to engage with the Board may do so by contacting the Board Chair, any Committee Chair or any other Independent Director through the office of the company's Corporate Secretary, as follows:

      337 Magna Drive
      Aurora, Ontario
      Canada
      L4G 7K1
      Telephone: (905) 726-2462
      shareholderengagement@magna.com

80       Corporate Governance

Ethical Conduct

Ethical Business Conduct

We maintain a Code of Conduct & Ethics, which is disclosed on the corporate governance section of our website (www.magna.com) in multiple languages. The Code, which is administered and overseen by the Audit Committee, applies equally to all of our directors, officers and employees. The Code is reviewed regularly and proposed amendments must be approved by the Board. Any waivers of the Code for directors or executive officers must be approved by the Audit Committee, while waivers for other employees must be approved by our Chief Legal Officer, Corporate Secretary or Chief Human Resources Officer. No waivers of the Code were requested or granted in 2018.

We maintain an ethics and legal compliance training program ("ELC Program"), which aims to assist employees in understanding the values, standards and principles underlying the Code of Conduct & Ethics, as well as the application of such values, standards and principles to real-life situations encountered by employees in different roles. Our ELC Program, which is overseen by the Audit Committee, involves multiple elements, including both live and online training on legal compliance and ethics topics generally, as well as the application of our compliance policies and procedures to factual scenarios.

We maintain a confidential and anonymous whistle-blowing line known as the Magna Hotline, which is overseen by the Audit Committee. Stakeholders may make submissions to the Magna Hotline by phone or internet. Submissions are received and tracked by an independent third-party service provider. Non HR-related reports to the Hotline are reviewed by Magna's Internal Audit Department and, when appropriate, an investigation is conducted.

Sustainability at Magna

Magna is committed to being a responsible corporate citizen. For us, this means pursuing our business objectives while respecting our various stakeholders, including shareholders, employees, customers, and the communities in which we operate. The steps we have taken in the following areas demonstrate how we apply our approach to sustainability in our business:

Environmental Responsibility and Stewardship

Magna strives to be an industry leader in health, safety and environmental practices in all operations through technological innovation and process efficiencies to minimize the impact of our operations on the environment and to provide safe and healthful working conditions. We do so by complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws and regulations and conforming with our internal standards based on generally accepted environmental practices and industry codes of practice; regularly evaluating and monitoring past and present business activities impacting on health, safety and environmental matters; improving the efficient use of natural resources, including energy and water; minimizing waste streams and emissions; implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets; utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life; ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with a goal of continuous improvement in health, safety and environmental matters; and reporting on these matters to the CGCNC twice a year.

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Fairness and Concern for Employees

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our "Fair Enterprise" culture in which employees and management share the responsibility to help ensure our success. Our Employee's Charter sets out this philosophy through the following principles: job security; a safe and healthful workplace; fair treatment; competitive wages and benefits; employee equity and profit participation; communication and information; and the Magna Hotline.

Corporate Ethics and Compliance

We are committed to conducting business in a legal and ethical manner globally. Magna's Code of Conduct and Ethics, which applies equally to all of our directors, executive officers and employees, articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of areas. In order to help our employees understand the values, standards and principles underlying our Code, we have implemented an ethics and legal compliance program, with various elements including live and online training, which aims to assist employees in understanding the values, standards and principles underlying the Code, as well as the application of such values, standards and principles to real-life situations.

Supply Chain Responsibility

Magna's Supplier Code of Conduct and Ethics (the "Supplier Code") outlines the expectations we have for every company that supplies goods or services to Magna, relating to, among other things, ethical business conduct, employee rights, and environmental safety and compliance. We expect the standards set out in the Supplier Code to be met by our suppliers, even in jurisdictions where meeting such standards may not be considered part of the usual business culture and a failure to do so can result in the termination by Magna of the supply relationship. No suppliers were terminated in 2018 as a result of a violation of working conditions or human rights. We also continue to support and participate in industry efforts to develop common standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of sustainability in our supply chain.

Giving Back to the Communities in which we Operate

Magna recognizes that sustainability goes beyond our processes and products and we believe it is important to give back to the communities in which we are based. We have a long history of supporting social and charitable causes, primarily in the communities in which our employees live and work. We also encourage and support our employees who devote their time, energy and passion to making a positive contribution to their workplace and communities through direct giving, special events, fundraising and volunteer work. To further enhance employee fundraising efforts our Magna Matching Program matches donations by Magna employees to qualified non-profit initiatives, up to specified amounts.

Sustainability Report

Our 2019 Annual Information Form/Annual Report on Form 40-F, which was filed in conjunction with this Circular, contains a Sustainability Report describing our activities in each of these areas.

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Board Committees and Committee Reports

Committees

This Board currently maintains three standing committees to assist it in carrying out its duties:

  ■
  Audit Committee;
  ■
  CGCNC; and
  ■
  Technology Committee.

Committee Reports

A report of each standing Board Committee follows. Each report summarizes the Committee's mandate, composition and principal activities in respect of 2018 and to date in 2019. In addition, a separate CGCNC report on compensation and performance can be found on page 31 of this Circular.

Corporate Governance        83

Report of the Audit Committee

Mandate

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial and financial reporting matters. The mandate of the Audit Committee, which has been filed on SEDAR (www.sedar.com) and is available on our website (www.magna.com) includes oversight responsibilities relating to:

  ■
  Magna's independent auditors;
  ■
  internal audit department;
  ■
  internal control over financial reporting;
  ■
  critical accounting policies;
  ■
  material risk exposures relating to financial and financial reporting matters and Magna's actions to identify, monitor and mitigate such exposures;
  ■
  financial disclosures;
  ■
  Magna's enterprise-wide Information Technology system, as well as cybersecurity risks and Magna's actions to identify, monitor and mitigate such exposures;
  ■
  legal and regulatory compliance, including our ethics and legal compliance ("ELC") training program;
  ■
  our Code of Conduct; and
  ■
  whistle-blowing and financial integrity, including Magna's whistle-blowing hotline.

Composition

The Audit Committee Charter requires that the committee be composed of between three and five Independent Directors, each of whom is "financially literate" and at least one of whom is a "financial expert", as those terms are defined under applicable law. Audit Committee members cannot serve on the audit committees of more than three boards of public companies in total. The Audit Committee complied with these requirements throughout 2018.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2018 ATTENDANCE

Lawrence D. Worrall (Chairman)	✓	✓	✓	✓	100%

Peter G. Bowie	✓	✓	✓	✓	100%

Robert F. MacLellan (from May 10, 2018)	✓	✓	✓	✓	50%(1)

Cynthia A. Niekamp (from May 10, 2018)	✓	✓	✓	✓	100%

Dr. Kurt J. Lauk (until May 10, 2018)	✓	✓	✓	✓	100%

William A. Ruh (until May 10, 2018)	✓	✓	✓	✓	100%

Note:

1.
Robert MacLellan was absent from one Audit Committee meeting in 2018 due to an unresolvable scheduling conflict that pre-dated his election to the Board and was known to and waived by the Board Chairman at the time Mr. MacLellan was recruited to join the Board. The conflict was known to Magna's Chairman at the time Mr. MacLellan was first nominated in 2018 and the minimum attendance requirement was waived for Mr. MacLellan in 2018.

In appointing the current members to the Audit Committee, the Board considered the relevant expertise brought to the Audit Committee by each member, including through the financial leadership and oversight experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. The Audit Committee's composition changed significantly during 2018 due to the realignment of the Board's committee structure. Ms. Niekamp's appointment reflects both her

84       Corporate Governance

automotive/operational management and financial expertise, while Mr. MacLellan's appointment reflects his extensive financial and Audit Committee expertise. Dr. Lauk resigned from the Audit Committee to serve as the Chair of the Technology Committee. Mr. Ruh joined both the Technology Committee and CGCNC.

2018 Accomplishments and Key Areas of Focus

The Audit Committee's primary role is to satisfy itself on behalf of shareholders that the company's financial statements are accurate in all material respects and can be relied upon by shareholders. This necessarily involves diligent oversight of the company's: system of internal controls; finance and accounting policies; internal and external audits; relationship with Deloitte; financial risk mitigation strategies; and the integrity of its financial reports and disclosures. Through the Audit Committee's work during 2018 and the first few months of 2019, the Audit Committee has fulfilled all of the requirements under its charter, including satisfying itself regarding the integrity of Magna's financial statements and financial reporting. Accordingly, the Audit Committee recommended and the Board approved Magna's 2018 consolidated audited financial statements. Some of the specific elements of work in this regard included:

  ■
  Interaction with Management: Meeting with and reviewing presentations from the company's Chief Financial Officer and/or other members of Magna's Finance Department at each quarterly Audit Committee meeting. In the case of the Audit Committee Chairman, such interaction involves regular engagement with Management and the Internal Audit Department ("IAD") between quarterly Audit Committee meetings.

  ■
  Interaction with Internal Audit: Discussing internal audit, accounting and internal controls matters with the company's Vice-President, Internal Audit, including during in camera sessions at each quarterly Audit Committee meeting. Also includes meetings and discussions involving the Audit Committee Chairman and the Vice-President, Internal Audit, between such quarterly meetings.

  ■
  Internal Audit Effectiveness: Reviewing and approving the IAD's annual work plan and budget. Following-up quarterly with the Vice-President, Internal Audit, regarding the status and effectiveness of Management's follow-up on items identified by the IAD.

  ■
  Interaction with External Auditors: Discussing audit, accounting and internal controls matters with Deloitte, including during in camera sessions at each quarterly Audit Committee meeting. Also includes meetings and discussions involving the Audit Committee Chairman and representatives of Deloitte between such quarterly meetings.

  ■
  External Audit Effectiveness: Evaluating the effectiveness of the external audit and Deloitte, including through the Audit Committee's review and assessment of the proposed external audit plan, as well as the quality of Deloitte's reporting and communications to the Audit Committee. The Audit Committee annually conducts a formal audit effectiveness assessment, the results of which are communicated to Deloitte in order to continue to drive continuous improvement in the external audit.

  ■
  External Audit Quality: Monitoring the integration of audit quality improvements that resulted from the introduction in 2016 of measurable audit quality indicators in Magna's external audit globally. The Audit Committee continues to monitor audit quality initiatives and developments, in order to gain further insights into the factors that promote audit quality and provide a useful ongoing benchmark regarding best practices in the use of audit quality indicators.

  ■
  Internal Controls: Reviewing with Deloitte the effectiveness of Magna's systems of internal controls, Management's assessment of the effectiveness of such controls, as well as Deloitte's audits of the company's internal controls over financial reporting and consolidated financial statements.

Corporate Governance        85

  ■
  Financial Disclosures: Reviewing, discussing with Management and Deloitte, and approving Magna's quarterly and annual financial statements and MD&A, earnings press releases, annual and quarterly outlooks and other items. As part of its efforts, the Audit Committee satisfied itself regarding the appropriateness of the company's new reporting segments and financial statement disclosures required in connection with the new revenue recognition accounting standard (CASC 606 Revenue from Contracts with Customers).

  ■
  Finance / Financial Reporting Risk: Considering and assessing key financial and financial reporting risks, as well as Management's risk mitigation activities.

  ■
  Critical Accounting Policies: Reviewing Magna's critical accounting policies, as well as pending and emerging regulatory developments related to accounting and audit matters. Throughout 2018, the Audit Committee monitored the company's readiness to report in accordance with the new ASC 862 – Leases accounting standard adopted by the Corporation effective January 1, 2019. This included review and discussion with Management and Deloitte of financial statement disclosures required in connection with the new standard, the related controls and processes implemented by Management and audit procedures to be performed by Deloitte.

  ■
  Cybersecurity: Monitoring cybersecurity risk, including through receipt of periodic reports relating to key information and IT security initiatives, incident monitoring and reporting, as well as risk mitigation efforts.

  ■
  Ethics and Compliance: Receiving semi-annual updates from the company's Chief Compliance Officer regarding the Corporation's Ethics and Legal Compliance Program, including administration of our Code of Conduct, compliance training initiatives and the activities of the company's Compliance Council.

  ■
  Whistle-blowing Line: Receiving summaries of matters reported through Magna's whistle-blowing hotline, monitoring investigations of such matters, generally overseeing the administration of the hotline and satisfying itself that such hotline provides an effective mechanism for the reporting of fraud and/or breaches of the Code of Conduct and Ethics.

For 2019, the Audit Committee will continue to focus on the accuracy of the company's financial statements and effectiveness of internal controls. In addition, the Audit Committee has identified the following areas of focus for 2019:

  ■
  Critical Audit Matters: The Audit Committee is overseeing Magna's participation in Deloitte's global Critical Audit Matters ("CAMs") pilot. CAMs are matters that have been communicated to the Audit Committee, are related to accounts or disclosures that are material to the financial statements, and involve especially challenging, subjective, or complex auditor judgment. Commencing in 2019, the PCAOB will require that auditor's reports on financial statements include a discussion of the CAMs in order to enhance the relevance and usefulness of the report. Magna's participation in the CAMs pilot is intended to provide valuable insights into the new reporting requirement, including the manner in which CAMs are addressed by Management from a financial reporting perspective, and by Deloitte from an audit perspective.

  ■
  Finance Team Succession: In light of the continued evolution of the finance function, including the growing use of technology and data analytics tools, the Audit Committee continues to work with Management to satisfy itself that the company has developed appropriate succession plans for finance personnel in key positions within the corporate office and at the company's Operating Groups.

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Committee Approval of Report

Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. The company's external auditors are responsible for performing an independent audit on, and issuing their reports in respect of:

  ■
  Magna's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and

  ■
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

Based on these reviews and discussions, including a review of Deloitte's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2018:

  ■
  inclusion of the consolidated financial statements in Magna's Annual Report;

  ■
  MD&A; and

  ■
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2018. This report is dated as of March 28, 2019 and is submitted by the Audit Committee.

Lawrence D. Worrall (Chairman)	Peter G. Bowie	Robert F. MacLellan	Cynthia A. Niekamp

Corporate Governance        87

Report of the Corporate Governance, Compensation and Nominating Committee

Mandate

The CGCNC assists the Board in fulfilling its oversight responsibilities with respect to corporate governance and executive compensation, as well as both executive and Board succession planning. The mandate of the CGCNC, which has been filed on SEDAR and is available in the Leadership & Governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  ■
  Magna's overall system of corporate governance;

  ■
  the relationship between the Board and Executive Management;

  ■
  the effectiveness of the Board and its Committees;

  ■
  compensation for Executive Management, as well as incentive and equity compensation generally;

  ■
  Independent Director compensation;

  ■
  talent management and succession planning;

  ■
  nomination of candidates for election by shareholders;

  ■
  Magna's approach to sustainability; and

  ■
  assessing material risks relating to the above, as well as Magna's actions to identify, monitor and mitigate such risks.

Composition

The CGCNC Charter requires that the committee be composed of between three and five Independent Directors. The CGCNC complied with this requirement throughout 2018.

MEMBERS	INDEPENDENT	2018 ATTENDANCE

William L. Young (Chairman)	✓	100%

William A. Ruh (from May 10, 2018)	✓	100%

Dr. Indira V. Samarasekera	✓	100%

Lady Barbara Judge (until May 10, 2018)	✓	100%

In appointing the current members to the CGCNC, the Board considered the relevant expertise brought to the CGCNC by each member, including through the leadership, compensation and governance experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their

88       Corporate Governance

biographies elsewhere in this Circular. The CGCNC's composition changed during 2018 through the retirement of Lady Barbara Judge from the committee and the Board, as well as the appointment of Mr. Ruh. Subject to her election at the Meeting, the CGCNC intends to recommend the appointment of Ms. Westlake to the CGCNC, while Mr. Ruh is expected to resign from the CGCNC to focus his Committee efforts on the Technology Committee.

2018 Accomplishments and Key Areas of Focus

During 2018 and the first few months of 2019, the CGCNC fulfilled all of the requirements under its Charter, including with respect to Magna's overall system of corporate governance, executive and incentive compensation, Board composition, succession planning and other matters. Some of the CGCNC's significant activities and accomplishments in these areas in respect of 2018 include:

  ■
  Compensation Framework: The CGCNC completed the implementation of Magna's new compensation framework for executive officers beyond the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. As planned, the compensation of each member of Executive Management has been transitioned to the new framework effective on or before January 1, 2019.

  ■
  Board Diversity Policy: The CGCNC recommended enhancements to the Board Charter which affirm the company's commitment to a diverse Board which is generally reflective of the company's customers, shareholders, employees and the communities in which Magna operates. Enhancements to the Board Charter also reinforced the use of recruitment procedures which are intended to elicit a broad range of candidates without discrimination on the basis of any diversity attributes. All of the CGCNC's recommendations were adopted by the Board.

  ■
  Director Tenure Guideline: The CGCNC also recommended the adoption of a formal tenure guideline under which directors will generally serve on the Board for no more than twelve years. The CGCNC's recommendations were adopted by the Board through approval of an amendment to the Board Charter. A table disclosing planned retirement year for each Independent Director was included in Magna's proxy circular for the 2018 annual meeting, and an updated table is included in this Circular.

  ■
  Director Succession: Consistent with the objectives of the director tenure guideline, the CGCNC initiated a director search to address the planned retirement of Lawrence Worrall at the upcoming Meeting. The search resulted in the recruitment, nomination and election of Robert MacLellan. Early in 2019, the CGCNC initiated a further search to add an independent director with expertise in strategic human asset management and compensation setting, reflecting the CGCNC's efforts to continue evolving the Board's collective skillset in-line with the company's strategy. The result of the search was the identification, recruitment and nomination for election of Ms. Westlake.

  ■
  Executive Succession Planning: In addition to receiving regular updates regarding the continued implementation of the company's broad-based Leadership Development and Succession program ("LDS"), the CGCNC worked with its external advisor, as well as Magna's Chief Executive Officer and Chief Human Resources Officer, to monitor progress with leadership development plans for the company's top leadership candidates. The CGCNC remains satisfied with the company's succession planning practices which facilitated seamless retirement transitions for Magna's Chief Legal Officer during 2018 and Chief Human Resources Officer in 2019.

  ■
  Talent Management: In 2018, the CGCNC identified oversight of talent management practices as a critical work plan topic in support of the company's strategic goals. Accordingly, the committee received a presentation on the core elements of Magna's talent management program, with a particular focus on programs supporting the company's efforts to attract, recruit and retain the people needed for Magna's

Corporate Governance        89

    continued growth and success. Early in 2019, the CGCNC recommended and the Board approved an amendment to the committee's Charter adding oversight of talent management to the CGCNC's list of responsibilities.

  ■
  Sustainability: Having expanded the committee's mandate in 2018 to include sustainability oversight (which had previously been overseen by the former Enterprise Risk Oversight Committee of the Board), the CGCNC received presentations regarding Magna's overall approach to sustainability and sustainability priorities, as well as the company's occupational health/safety and environmental management programs and audit performance.

  ■
  Shareholder Engagement: Mr. Young, in his capacity as Chairman of the Board and the CGCNC, continued to directly engage with institutional shareholders during 2018 in order to better understand their views regarding corporate governance, executive compensation, board oversight of strategy and other matters.

Looking forward, the CGCNC's 2019 work plan prioritizes talent management, sustainability and both executive as well as Board succession planning, although executive compensation oversight remains a core element of its agenda.

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the CGCNC, the CGCNC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2018. This report is dated as of March 28, 2019 and is submitted by the CGCNC.

William L. Young (Chairman)	William A. Ruh	Dr. Indira V. Samarasekera

90       Corporate Governance

Report of the Technology Committee

Mandate

The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to disruptive and other technological trends and risks, as well as the company's efforts to address them. The mandate of the Technology Committee, which has been filed on SEDAR and is available in the Leadership & Governance section of Magna's website (www.magna.com), includes oversight responsibilities relating to:

  ■
  technology trends, opportunities and risks;

  ■
  Magna's R&D/innovation initiatives, including their effectiveness in relation to the company's strategy;

  ■
  technology partnerships, investments and acquisitions;

  ■
  material M&A transactions aimed at addressing technological trends, opportunities or gaps in Magna's product or service portfolio;

  ■
  product-embedded and solution software cybersecurity risk exposures, together with the company's actions to identify, monitor and mitigate such exposures; and

  ■
  alignment between Magna's overall approach to technology and the Board's strategic priorities.

Composition

The Technology Committee Charter requires that the committee be composed of between three and five Independent Directors. The Technology Committee complied with this requirement throughout 2018.

MEMBERS	INDEPENDENT	2018 ATTENDANCE

Dr. Kurt J. Lauk (Chair)	✓	100%

Mary S. Chan	✓	100%

William A. Ruh	✓	100%

In appointing the current members to the Technology Committee, the Board considered the relevant expertise brought to the committee by each member, including through the manufacturing and technology management experience gained by each of them in their principal occupations and/or other boards on which they serve, as described in their biographies elsewhere in this Circular. The Technology Committee was formed effective as of April 1, 2018 and each member was appointed with effect as of that date.

Corporate Governance        91

2018 Accomplishments and Key Areas of Focus

During 2018 and the first few months of 2019, the Technology Committee fulfilled all of the requirements under its Charter, particularly with respect to trends, opportunities and risks related to vehicle electrification. Some of the Technology Committee's significant activities and accomplishments in respect of 2018 include:

  ■
  Committee Work Plan: As the Technology Committee was formed in April and met three times during 2018, the committee's first meeting was an organizational meeting in which the majority of the time was spent discussing work plan and topical priorities for 2018 and 2019. The Technology Committee prioritized powertrain electrification, advanced driver assistance systems/autonomous driving, new mobility/mobility-as-a-service and additive manufacturing as the core technologies around which its work plan and agendas would be based.

  ■
  Technology Trends, Opportunities and Risks: The Technology Committee dedicated much of its 2018 meeting time to "deep dives" related to powertrain electrification and other trends impacting the global powertrain industry. This included the committee's review of the Corporation's powertrain business, current and future powertrain/driveline product portfolio, competitive strengths/weaknesses, strategy, resources, and other items.

  ■
  Venture Capital Investment Strategy: The Technology Committee received presentations relating to the Corporation's venture capital investment approach, with details such as investment rationale, value proposition and future strategy in respect of each of Magna's direct (start-up) and indirect (venture capital fund) investments. Additionally, potential future investments were reviewed and discussed with the Technology Committee to further the committee's understanding of the role of Magna's venture capital strategy within the company's overall strategy.

  ■
  R&D Organizational Structure and Priorities: The Technology Committee had the opportunity to develop its understanding of the Corporation's R&D organization, organizational structure, domain areas domain lead engineers, respective roles of Corporate and Operating Group R&D teams and R&D priorities.

Looking forward, the Technology Committee's 2019 work plan prioritizes advanced driver assistance systems/autonomous driving, new mobility/mobility-as-a-service and advanced manufacturing as key substantive areas for "deep dives".

Committee Approval of Report

Based on the foregoing and all of the other activities undertaken or overseen by the Technology Committee, the committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2018. This report is dated as of March 28, 2019 and is submitted by the Technology Committee.

Dr. Kurt J. Lauk (Chair)	Mary S. Chan	William A. Ruh

92       Corporate Governance

Additional Information

Interests of Management and Other Insiders in Certain Transactions
Effective January 1, 2018, Scott Bonham became a consultant to the company. Under the consulting agreement between Mr. Bonham and a subsidiary of the company, Mr. Bonham provides venture capital and technology advisory services to Magna for a fee of $56,000 per month ($672,000 per year). The scope of responsibilities has been established by mutual agreement with Magna's Chief Executive Officer and the services rendered by Mr. Bonham will be under the general overall direction of Magna's Chief Executive Officer and Chief Technology Officer. The consulting contract runs for a three-year term from January 1, 2018 to December 31, 2020, subject to earlier termination on six months' advance notice. As Mr. Bonham was asked to remain on the Board as a non-independent, non-executive director, he will continue to receive an annual Board retainer of $150,000 payable entirely in the form of DSUs, in order to maintain alignment with shareholders generally and the Independent Directors serving on the Board. As a non-independent director, Mr. Bonham does not sit on any Board Committees.

Mr. Bonham, together with William Young serve together on the board of the Canadian Institute for Advanced Research ("CIFAR"), a not-for-profit focused on advanced research and study. Magna has made a multi-year commitment to CIFAR, which included C$150,000 in 2018, and will involve the same amount for each of 2019 and 2020. Neither Mr. Bonham nor Mr. Young participated in the discussion on the proposal to fund CIFAR, which funding was approved by the CGCNC in the absence of Mr. Young. The amount of Magna's contribution to CIFAR is not material to Magna. Neither Mr. Young nor Mr. Bonham receive any compensation from CIFAR for service on the CIFAR board.

Mr. Bonham also serves on the board of Vector Institute ("Vector"), a not-for-profit focused on artificial intelligence. In 2017, Magna committed to funding Vector C$2.5 million over 10 years and, in 2018, Magna contributed C$500,000 in furtherance of its commitments for 2017 and 2018. The amount of Magna's commitment is not material to Magna. Mr. Bonham does not receive any compensation from Vector for his service on the Vector board.

During 2018, a non-independent trust (the "Trust") which exists to make orderly purchases of Magna shares for employees for transfer to the Employee Equity and Profit Participation Program, borrowed up to $34 million from Magna to facilitate the purchase of Common Shares. At December 31, 2018, the Trust's indebtedness to Magna was $34 million.

Additional Information        93

Indebtedness of Directors, Executive Officers and Employees
None of Magna's present or former directors or executive officers (including any of their associates) were indebted at any time during 2018 to Magna or its subsidiaries. As at the Record Date, present and former employees of Magna and its subsidiaries owed Magna and its subsidiaries of approximately $100,000 in aggregate.
Directors' and Officers' Insurance
Effective September 1, 2018, Magna renewed its directors' and officers' liability insurance for a one-year renewal period. This insurance provides, among other coverages, coverage of up to $300 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries, subject to a self-insured retention of $5 million for securities claims and $1 million for all other claims. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2018 to September 1, 2019 for the directors' and officers' liability portion of this insurance policy was approximately $1.8 million.
Contacting the Board
Shareholders wishing to communicate with the Board Chair or any other director may do so through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-2462 or by email shareholderengagement@magna.com.
Approval of Circular	The Board has approved the contents and mailing of this Circular.

Bassem A. Shakeel Vice-President and Corporate Secretary March 28, 2019

Magna files an Annual Information Form with the Ontario Securities Commission and Annual Report on Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2018. For more information about Magna, visit Magna's website at www.magna.com.

94       Additional Information

Definitions and Interpretation

Certain Defined Terms	In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our", the "company" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
We also use the following defined terms throughout this Circular:
Board:	our Board of Directors.
BoC:	the Bank of Canada.
C$:	Canadian dollars.
CGCNC:	the Corporate Governance, Compensation and Nominating Committee of our Board.
Deloitte:	Deloitte LLP
DSUs:	deferred share units.
EROC:	the former Enterprise Risk Oversight Committee of our Board, which was wound-down effective as of March 31, 2018.
Independent Directors:	our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board – Nominee Independence".
NYSE:	The New York Stock Exchange.
OBCA:	the Business Corporations Act (Ontario).
TSX:	the Toronto Stock Exchange.
Currency, Exchange Rates and Share Prices
Dollar amounts in this Circular are stated in U.S. dollars, unless otherwise indicated, and have been rounded to the nearest thousand. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC exchange rate on the applicable date.

REFERENCE DATE	NYSE SHARE PRICE (US$)	TSX SHARE PRICE (C$)	BOC EXCHANGE RATE (C$1.00 = US$)

December 31, 2018	45.45	61.97	0.7330

March 22, 2019	47.45	63.70	0.7457

Information Currency	The information in this Circular is current as of March 22, 2019, unless otherwise stated.
Websites not incorporated by Reference	Information contained on or otherwise accessible through Magna's website and other websites, though referenced herein, does not form part of and is not incorporated by reference into this Circular.

Definitions and Interpretation        95

Transfer Agent and Registrar
Computershare Trust Company of Canada 100 University Avenue, 8th Floor Toronto, Ontario, Canada M5J 2Y1
Telephone: 1 (800) 564-6253
Computershare Trust Company N.A. 462 S. 4th Street Louisville, Kentucky, USA 40202
Telephone: 1 (800) 962-4284
From all other countries
Telephone: 1 (514) 982-7555
www.computershare.com

Exchange Listings
Common Shares Toronto Stock Exchange MG New York Stock Exchange MGA

Corporate Office
Magna International Inc. 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 Telephone: (905) 726-2462 Fax: (905) 726-7164
www.magna.com

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